Exhibit 10.1

EXECUTION VERSION

GLASS HOUSE BRANDS INC.

US$25,000,000

EQUITY DISTRIBUTION AGREEMENT

November 13, 2024

ATB Securities Inc.

66 Wellington Street West, Suite 3530

Toronto, ON M5K 1A1

Canaccord Genuity Corp.

161 Bay Street, Suite 3000

Toronto, Ontario M5J 2S1

Ladies and Gentlemen:

Glass House Brands Inc., a corporation existing under the provincial laws of British Columbia (the " Corporation"), confirms its agreement (this "Agreement") with ATB Securities Inc. and Canaccord Genuity Corp. (collectively, the " Agents" and, together with the Corporation, the "parties" and each, a " party") to appoint the Agents as the agents of the Corporation to issue and sell subordinate voting shares, restricted voting shares, and/or limited voting shares in the capital of the Corporation, as the case may be in accordance with the articles of the Corporation (collectively, the "Shares") from time to time upon and subject to the terms and conditions contained herein. Capitalized terms used and not otherwise defined herein have the meanings given to them in Section 24 of this Agreement.

1.             Issuance and Sale of Shares

The Corporation agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agents, Shares having an aggregate sales price of up to US$25,000,000 (the "Offering"). The Shares will be sold on the terms set forth herein at such times and in such amounts as the Corporation and the Agents shall agree from time to time. The issuance and sale of the Shares through the Agents will be effected pursuant to the Prospectus filed by the Corporation and shall be made in accordance with the "at the market" distribution procedures under NI 44- 102 and in compliance with Securities Laws.

The Corporation's appointment of the Agents under this Agreement shall be on an exclusive basis during the term of this Agreement, and the Corporation agrees that, during the term of this Agreement, it will not appoint any other Person to act as the Corporation's agent with respect to sales of Shares pursuant to the Offering.

2.	Placements

(a)	Placement Notice. Each time that the Corporation wishes to issue and sell Shares hereunder (each, a "Placement"), it will notify the applicable Agent by delivering a notice (a "Placement Notice") in the form set forth in Schedule 2 hereto (which notice may be delivered by email or any other method mutually agreed to in writing by the parties), containing the parameters within which the Corporation desires to sell the Shares, which shall at a minimum include (i) the number of Shares to be sold under the applicable Placement pursuant to this Agreement (the "Placement Shares"), (ii) the time period during which sales of Placement Shares are requested to be made, (iii) any limitation on the number of Placement Shares that may be sold in any one Trading Day, and (iv) any minimum price below which sales of Placement Shares may not be made. The Placement Notice shall originate from any of the individuals (each, an "Authorized Representative") from the Corporation set forth on Schedule 1 hereto, and shall be addressed to each of the individuals from the applicable Agent set forth on Schedule 1 attached hereto, as such Schedule 1 may be amended from time to time. The Placement Notice shall be effective upon delivery to the applicable Agent unless and until (A) the applicable Agent declines to accept the terms contained therein for any reason, in its sole discretion, in accordance with the notice requirements set forth in Section 4, (B) the entire amount of the Placement Shares have been sold, (C) the Corporation suspends or terminates the Placement Notice in accordance with the notice requirements set forth in Section 4 or Section 15, as applicable, (D) the Corporation issues a subsequent Placement Notice with parameters superseding those on the earlier Placement Notice, or (E) this Agreement has been terminated under the provisions of Section 14. Notwithstanding the foregoing, the Corporation may not deliver a Placement Notice to an Agent if the Corporation has delivered a Placement Notice which remains in effect, unless the Corporation has terminated the prior Placement Notice in accordance with the notice requirements set forth in Section 4.

(b)	Placement Fee. The amount of compensation to be paid by the Corporation to the Agents with respect to each Placement under this Agreement shall be up to 3.0% of the gross proceeds from such Placement (the "Placement Fee").

(c)	No Obligation. It is expressly acknowledged and agreed that neither the Corporation nor the Agents will have any obligation whatsoever with respect to a Placement unless and until the Corporation delivers a Placement Notice to the applicable Agent, which Placement Notice has not been declined, suspended or otherwise terminated in accordance with the terms of this Agreement, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will prevail.

(d)	Limitations on Placements. Under no circumstances shall the Corporation deliver a Placement Notice if, after giving effect to the issuance of the Placement Shares requested to be issued under such Placement Notice, the aggregate sales price of the Placement Shares sold pursuant to this Agreement would exceed US$25,000,000. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that compliance with the limitations set forth in this Section 2(d) on the dollar amount of Placement Shares that may be issued and sold under this Agreement from time to time shall be the sole responsibility of the Corporation, and that the Agents shall have no obligation in connection with such compliance. The Corporation acknowledges and agrees that the Agents have informed the Corporation that the Agents may, to the extent permitted under Securities Laws, purchase and sell Shares for their own account while this Agreement is in effect, and shall be under no obligation to purchase Placement Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Agents in writing to the Corporation.

(e)	Acknowledgements of Agents. The decision to distribute the Placement Shares and the determination of the terms of the distribution, were made through negotiations between the Corporation on the one hand and the Agents on the other hand. The Agents will not receive a benefit in connection with the Offering, other than the Placement Fee payable by the Corporation.

3.	Sale of Placement Shares by the Agents

(a)	Subject to the terms and conditions of this Agreement, upon the Corporation's issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the applicable Agent will severally and not jointly use its commercially reasonable efforts consistent with its normal trading and sales practices, to sell on behalf of the Corporation and as agent, such Placement Shares up to the amount specified during the time period specified, and otherwise in accordance with the terms of such Placement Notice. The applicable Agent will conduct the sale of Placement Shares in compliance with applicable Law, including, without limitation, Securities Laws, rules and regulations, the rules of CBOE and any other applicable Marketplace (as defined below), all applicable CIRO dealer member rules, Universal Market Integrity Rules (including Section 5.1 thereof), the Exemption and the Prospectus. The applicable Agent will provide written confirmation (by email correspondence to an individual set forth on Schedule 1) to the Corporation no later than the opening of the Trading Day immediately following the Trading Day on which the applicable Agent has made sales of Placement Shares hereunder setting forth (i) the number of Placement Shares sold on such day (showing the number of Placement Shares sold on CBOE, on any other "marketplace" (as such term is defined in NI 21-101) in Canada (a "Marketplace") and pursuant to any other sales method used by the applicable Agent, including to or through a market maker), (ii) the price of the Placement Shares sold (showing the price of the Placement Shares sold on CBOE, a Marketplace and pursuant to any other sales method used by the applicable Agent), (iii) the gross proceeds of the Placement, (iv) the Placement Fee payable by the Corporation to the Agents with respect to such sales, and (v) the Net Proceeds payable to the Corporation. The Agents also agree to assist the Corporation with such other periodic reporting as may be reasonably requested by the Corporation in respect of the sale of Placement Shares pursuant to this Agreement. Subject to the terms and conditions of the Placement Notice, the Agents may sell Placement Shares by any method permitted by law that constitutes an " at-the-market distribution" under NI 44-102 and made in compliance with Laws, including Securities Laws and the rules of CBOE.

(b)	Each of the Agents hereby covenants and agrees that, during the time such Agent is the recipient of a Placement Notice pursuant to Section 2 that has not been declined, suspended or terminated in accordance with the terms hereof, such Agent will prudently and actively monitor the market's reaction to trades made on CBOE or another Marketplace pursuant to this Agreement in order to evaluate the likely market impact of future trades, and that, if such Agent has concerns as to whether a particular sale contemplated by a Placement Notice may have a significant effect on the market price of the Shares, such Agent will immediately recommend to the Corporation against effecting the trade at that time or on the terms proposed. Notwithstanding the foregoing, the Corporation acknowledges and agrees that the Agents cannot provide complete assurances that any sale will not have a significant effect on the market price of the Shares.

(c)	Each of the Agents severally and not jointly covenants that: (i) such Agent will not (nor will any Affiliate thereof or Person or company acting jointly or in concert therewith) over-allot Placement Shares in connection with the distribution of Placement Shares in an "at-the-market distribution" (as defined in NI 44-102) or effect any other transactions that are intended to stabilize or maintain the market price of the Placement Shares in connection with such distribution; (ii) such Agent shall not make any sales of Placement Shares on behalf of the Corporation pursuant to this Agreement other than by means of ordinary brokers' transactions that constitute "at-the-market distributions" under NI 44-102, including, without limitation, sales made directly on CBOE or any other Marketplace, in each case, in compliance with Securities Laws; and (iii) neither such Agent nor any of its Affiliates or any Person acting on its behalf will engage in any Directed Selling Efforts or in any form of General Solicitation or General Advertising in the United States with respect to the issue and sale of any Placement Shares.

(d)	Notwithstanding anything to the contrary set forth in this Agreement or a Placement Notice, the Corporation acknowledges and agrees that: (i) there can be no assurance that the Agents will be successful in selling any Placement Shares or as to the price at which any Placement Shares are sold, if at all; (ii) the Agents will incur no liability or obligation to the Corporation or any other Person or entity if it does not sell Placement Shares for any reason other than a failure by the Agent to use commercially reasonable efforts consistent with its normal trading and sales practices to sell on behalf of the Corporation and as agent such Placement Shares as provided under this Section 3; and (iii) the Agents shall act as the agents of the Corporation with respect to the sale of the Placement Shares in accordance with the terms and conditions hereof, and is and will be under no obligation to purchase any Placement Shares that may be offered for sale by the Corporation under this Agreement.

(e)	Each of the Agents severally and not jointly represents and warrants to the Corporation that such Agent is duly registered pursuant to the provisions of Securities Laws, and is duly registered or licensed as an investment dealer in those Qualifying Jurisdictions in which it is required to be so registered in order to perform the services contemplated by this Agreement.

4.	Suspension of Sales

(a)	The Corporation or the applicable Agent may, upon notice (a "Suspension Notice") to the other party in writing, by telephone (confirmed immediately by e-mail) or by e-mail notice (or other method mutually agreed to in writing by the parties), suspend any sale of Placement Shares for which it has delivered or received, as applicable, a Placement Notice; provided, however, that such suspension shall not affect or impair any party's obligations with respect to any Placement Shares sold hereunder prior to the receipt of such Suspension Notice. The Corporation and the Agents, severally and not jointly, agree that no Suspension Notice shall be effective against any other party unless it is made to one of the individuals named on Schedule 1 hereto, as such Schedule 1 may be amended from time to time. Any such Suspension Notice shall set out the duration of such suspension or provide that such suspension is indefinite until a further notice is provided by the applicable party. Any Suspension Notice will be kept strictly confidential by the parties, their respective Affiliates, and any Person acting on their behalf, unless: (i) such information is or becomes generally available to the public other than as a result of disclosure by the Corporation or the Agent, as applicable, in violation of this Agreement; (ii) the disclosure of such information is expressly permitted, in writing, by the party giving the Suspension Notice; or (iii) the disclosure of such information is required by applicable Law (including Securities Laws) or by order of a Governmental Authority.

(b)	Notwithstanding any other provision of this Agreement, during any period in which the Corporation is in possession of material non-public information with respect to the Corporation or the Shares, the Corporation and the Agents (provided that the Agents have been given prior written notice of such by the Corporation, which notice the Agents, severally and not jointly, agree to treat confidentially) agree that no sale of Placement Shares will take place (a "No Trade Period"). The Corporation and the Agents, severally and not jointly, agree that no such notice in respect of a No Trade Period shall be effective against the Agents unless it is made in writing to the individuals named on Schedule 1 hereto, as such Schedule 1 may be amended from time to time. At any time while a Placement Notice is effective (and not suspended) and the Corporation has notified the Agents of such commencement of a No Trade Period in accordance with this Agreement, the Agents, severally and not jointly, covenant and agree that no sale of Placement Shares will take place until after the expiry of the No Trade Period. Material non-public information includes, without limitation, any material fact or material change that has not been disclosed, and any information that constitutes "privileged information" within the meaning of the Securities Act (Québec).

5.	Settlement

(a)	Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the first (1st) Trading Day on CBOE or permitted Marketplace on which the Placement Shares were sold or, if the Placement Shares are not sold on CBOE or a permitted Marketplace, on the first (1st) Trading Day (or, in either case, such earlier day as is agreed by the parties to be industry practice for regular-way trading) following the date on which such sales are made (each, a " Settlement Date"). The amount of proceeds to be delivered to the Corporation against the receipt of the Placement Shares sold will be equal to the aggregate sales price at which such Placement Shares were sold, after deduction for the Placement Fee for such sales payable by the Corporation to the Agents pursuant to Section 2 and expenses pursuant to Section 8(g) (the "Net Proceeds").

(b)	Delivery of Shares. On each Settlement Date, the Corporation will, or will cause the Transfer Agent to, electronically transfer the Placement Shares being sold by crediting the applicable Agent's account or its designee's account (provided that the applicable Agent shall have given the Corporation written notice of: (i) such designee; and (ii) all requisite information to effect the electronic deposit of the Placement Shares, at least one Trading Day prior to the Settlement Date) at CDS Clearing and Depository Services Inc. through its CDSX system or by such other means of delivery as may be mutually agreed upon by the Corporation and the Agent and, upon receipt of such Placement Shares, which in all cases shall be freely tradeable and transferable Shares in good deliverable form, the applicable Agent will deliver, within five (5) Business Days (or such later date as determined by the Corporation and the applicable Agent) following the Settlement Date, the related Net Proceeds in same day funds to an account designated by the Corporation prior to the Settlement Date. If the Corporation defaults in its obligation to deliver Placement Shares on a Settlement Date, the Corporation agrees that in addition to and in no way limiting the rights and obligations set forth in Section 12, it will (i) hold the Agents harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Corporation and (ii) pay to the Agents any Placement Fee, discount, or other compensation to which it would otherwise have been entitled absent such default; provided, however, that without limiting Section 12 herein, with respect to (ii) above, the Corporation shall not be obligated to pay the Agents any Placement Fee, discount or other compensation on any Placement Shares that it is not possible to settle due to: (A) a suspension or material limitation in trading in securities generally on CBOE or other Marketplace applicable to such Placement; (B) a material disruption in securities settlement or clearance services in Canada; or (C) any material failure by an Agent to comply with its obligations under this Agreement.

6.	Prospectus

(a)	The Corporation has prepared and filed with the Qualifying Authorities the Base Prospectus in reliance upon Ontario Instrument 44-501 - Exemption from Certain Prospectus Requirements for Well-Known Seasoned Issuers (Interim Class Order) and the equivalent blanket orders adopted by the other Qualifying Authorities, in respect of Shares, Preferred Shares, debt securities, subscription receipts, warrants and/or units comprised of one or more of the foregoing of the Corporation (collectively, the "Shelf Securities") in each case in accordance with Securities Laws. The Ontario Securities Commission (the "OSC") is the principal regulator of the Corporation under the passport system procedures provided for under Multilateral Instrument 11-102 - Passport System and National Policy 11-202 - Process for Prospectus Reviews in Multiple Jurisdictions in respect of the Shelf Securities and the Offering. The OSC has issued a receipt in its capacity as such principal regulator under the passport system evidencing that a receipt has been issued on behalf of itself and the other Qualifying Authorities for the Base Prospectus (the "Receipt"). The term "Base Prospectus" means the (final) short form base shelf prospectus of the Corporation dated May 16, 2024 and filed with the Qualifying Authorities, at the time the OSC issued the Receipt with respect thereto in accordance with Securities Laws, including NI 44-101 and NI 44-102, and includes all documents incorporated therein by reference and the documents otherwise deemed to be a part thereof or included therein pursuant to Securities Laws, including but not limited to, all Designated News Releases. As used herein, a "Designated News Release" means a news release disseminated by the Corporation in respect of previously undisclosed information that, in the Corporation's determination, constitutes a Material Fact identified by the Corporation as a "designated news release" in writing on the face page of the version of such news release that is filed by the Corporation on SEDAR+.

(b)	As used herein, "Prospectus Supplement" means the most recent prospectus supplement to the Base Prospectus relating to the Placement Shares, as may be amended from time to time, to be filed by the Corporation with the Qualifying Authorities in accordance with Securities Laws. The Prospectus Supplement shall provide that any and all Designated News Releases shall be deemed to be incorporated by reference in the Base Prospectus.

(c)	Any reference herein to the Base Prospectus, the Prospectus Supplement or the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms "amend," "amendment" or "supplement" with respect to the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the filing of any document with or to the Qualifying Authorities on or after the effective date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be, and deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Base Prospectus, the Prospectus Supplement and the Prospectus or any amendment or supplement thereto shall be deemed to include any copy filed with any Qualifying Jurisdiction on SEDAR+.

(d)	All references in this Agreement to financial statements and other information which is " described," "contained," "included" or "stated" in the Base Prospectus, the Prospectus Supplement or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and other information which is incorporated by reference in or otherwise deemed by Securities Laws to be a part of or included in the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be.

7.	Representations and Warranties of the Corporation

The Corporation represents and warrants to, and agrees with, the Agents that:

(a)	The Corporation is qualified in accordance with the provisions of NI 44-101, NI 44-102 and Ontario Instrument 44-501 - Exemption from Certain Prospectus Requirements for Well-Known Seasoned Issuers (Interim Class Order) and the equivalent local blanket orders of the other Qualifying Authorities referenced in CSA Staff Notice 44-306 - Blanket Orders Exempting Well-known Seasoned Issuers from Certain Prospectus Requirements as extended, varied or amended, to file a short form base shelf prospectus in each of the Qualifying Jurisdictions. No order preventing or suspending the use of the Base Prospectus or the Prospectus Supplement has been issued by any Qualifying Authority. The Prospectus, at the time of filing thereof with the Qualifying Authorities, complied in all material respects and, as amended or supplemented, if applicable, will comply in all material respects with Securities Laws. The Prospectus, as amended or supplemented, as of its date, did not, and, as of each Applicable Time and Settlement Date, if any, will not contain a misrepresentation. The Prospectus, as amended or supplemented, as of its date, did and, as of each Applicable Time and Settlement Date, if any, will contain full, true and plain disclosure of all Material Facts relating to the Placement Shares and to the Corporation. The representations and warranties set forth in the two immediately preceding sentences do not apply to statements in or omissions from the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to the Agents furnished to the Corporation in writing by or on behalf of the Agents expressly for use therein.

(b)	The Corporation has been duly incorporated, continued or amalgamated, as the case may be, and organized and is validly existing under the Laws of the Province of British Columbia and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Corporation.

(c)	The Corporation has all requisite corporate power, capacity and authority to: (i) carry on its business as now conducted or contemplated to be conducted and to own, lease and operate its property and assets as described in the Prospectus; (ii) to execute, deliver and perform its obligations under this Agreement; and (iii) to authorize, offer, issue, sell and deliver the Placement Shares.

(d)	The only direct or indirect subsidiaries of the Corporation (within the meaning of National Instrument 45-106 – Prospectus Exemptions) are: MPB Acquisition Corp., GHB Usub, LLC, GH Group, Inc., GH RE Manager LLC, Glass House Camarillo Cultivation, LLC, GH Camarillo LLC, CA Manufacturing Solutions LLC, LOB Investment Co. LLC, Lompoc TIC LLC, Lompoc Management Co. LLC, Lompoc Manufacturing GHG, LLC, Glass House Retail, LLC, The Pottery Inc., Bud and Bloom, East Saint Gertrude 1327 LLC, Element 7 Eureka, LLC, MGF Management LLC, Mission Health Associates, Inc., G&H Supply Company, LLC, K&G Flowers LLC, G&K Produce LLC, Magu Farm LLC, Farmacy SB, Inc., Farmacy Isla Vista, LLC, iCANN, LLC, Glass House Manufacturing, LLC, Glass House Cultivation, LLC, Natural Healing Center, LLC., NHC-MB LLC, NHC Lemoore, LLC, NHC Turlock LLC, Glass House Farm LLC, Plus Products Holdings Inc. and SBDANK LLC (collectively, the "Subsidiaries", and each, a "Subsidiary"). Other than the Subsidiaries, neither the Corporation nor any Subsidiary has, directly or indirectly, any controlling ownership interest in any entity. Other than as disclosed in the Prospectus or the Public Record, the Corporation directly or indirectly owns all of the voting securities of the Subsidiaries. The Material Subsidiaries are the only Subsidiaries that are material to the Corporation (taken as a whole).

(e)	Each Material Subsidiary: (i) has been duly incorporated, amalgamated, continued or formed and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of its jurisdiction of incorporation, amalgamation, continuation or formation and no material steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of any Subsidiary; and (ii) has the power, capacity and authority to own, lease and operate its property and assets, to conduct its business as now conducted and as currently proposed to be conducted as described in the Prospectus.

(f)	Each of the Corporation and the Subsidiaries has conducted and is conducting its business and activities in compliance, in all material respects, with all applicable Law, with the exception of any U.S. federal laws, statutes, and/or regulations as applicable to the cultivation, harvesting, production, trafficking, distribution, processing, extraction, sale, etc. of cannabis and cannabis related substances and products (“U.S. Federal Cannabis Laws”), and is duly licensed, registered or qualified in each U.S. state, local or territorial jurisdiction in which it carries on such business and activities to enable the business to be conducted and to enable its assets to be owned or leased and to be operated as described in the Prospectus, and neither the Corporation nor any Subsidiary has received any written notice from any Governmental Authority of any alleged material violation of any such Laws.

(g)	Neither the Corporation nor any Subsidiary has received any written notice from any Governmental Authority in any jurisdiction in which it carries on a material part of its business, or owns or leases any material property, of any restriction on the ability of the Corporation or its Subsidiaries to, or of a requirement for the Corporation or a Subsidiary to qualify to, nor is the Corporation otherwise aware of any restriction on the ability of the Corporation or its Subsidiaries to, or of a requirement for them to qualify to, conduct their businesses or activities, as the case may be, as described in the Prospectus in such jurisdiction, except such qualifications as have been or will be satisfied on or before each Applicable Time and Settlement Date.

(h)	The Corporation and each of the Subsidiaries possesses such accreditations, permits, certificates, licences, approvals, registrations, qualifications, consents, orders, variances, waivers and other authorizations (and for greater certainty this includes all cannabis related licenses, permits, certificates, approvals, consents and other authorizations and clearances) (collectively, "Governmental Licences") issued by the appropriate Governmental Authority necessary to conduct the business now operated by it or as contemplated in all jurisdictions in which it carries on business as described in the Prospectus. The Corporation and each of the Subsidiaries is in compliance with the terms and conditions of all such Governmental Licences, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of such Governmental Licences are in good standing, valid and in full force and effect, except where the invalidity of such Governmental Licences or the failure of such Governmental Licences to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. The Corporation has not received any written notice relating to the suspension, modification, withdrawal or revocation of any Governmental Licence and the Corporation is not aware of any Governmental Authority with jurisdiction to grant such Governmental Licence considering limiting, suspending, modifying, withdrawing, cancelling or revoking the same in any material respect. The Corporation has provided the Agents with copies of all material documents relating to all Governmental Licences and renewals thereof. The transactions contemplated herein (including the proposed use of proceeds from the Placement Shares) will not have any adverse impact on the Governmental Licences or require the Corporation or any Subsidiary to obtain any new Government Licence under applicable Cannabis Laws.

(i)	The Corporation and each of the Subsidiaries has operated and is currently in material compliance with, except for U.S. Federal Cannabis Laws, all applicable statutes, ordinances, rules, regulations and policies of any other Governmental Authority having jurisdiction over it with respect to the possession, ownership, storage, distribution, sale, promotion and disposal of any cannabis or related product distributed or sold by the Corporation and the Subsidiaries (collectively, "Cannabis Laws"). Except in respect of U.S. Federal Cannabis Laws, neither the Corporation nor the Subsidiaries have received written notice of any pending or threatened claim, suit, proceeding, charge, hearing, enforcement, audit, inspection, investigation, arbitration or other action from any Governmental Authority or third party alleging that any operation or activity of the Corporation, the Subsidiaries or any of their directors, officers and/or employees is in material violation of any Cannabis Laws or Governmental Licences required by any such Cannabis Laws and has no knowledge that any such Governmental Authority or third party is considering any such claim, suit, proceeding, charge, hearing, enforcement, audit, inspection, investigation, arbitration or other action. The Corporation and the Subsidiaries have filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Cannabis Laws or Governmental Licences required by any such Cannabis Laws in order to keep all Governmental Licences in good standing, valid and in full force (except where the failure to so file, declare, obtain, maintain or submit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission).

(j)	The Corporation is not in material breach or violation of or default under, and, to the knowledge of the Corporation, no event or omission has occurred which after notice or lapse of time or both, would constitute a material breach or violation of or default under, or would result in the acceleration or maturity of any indebtedness or other material liabilities or obligations under any mortgage, hypothecation, note, indenture, contract, agreement, instrument, lease, or other document to which it is a party or is subject or by which it or its assets or properties are bound.

(k)	Except as shall have been made or obtained on or before each Applicable Time and each associated Settlement Date, if any, each of which is, or shall be, in full force and effect (on a conditional basis, in the case of the consent of CBOE) or such customary post-Settlement Date notice filings with Qualifying Authorities and CBOE, no consent, approval, authorization, registration or qualification of any Governmental Authority is required for the execution, delivery and performance of this Agreement, the distribution of the Placement Shares or the consummation of the transactions contemplated herein.

(l)	Subsequent to the respective dates as of which information is given in the Prospectus, except as disclosed in the Prospectus or in the Public Record, (i) the Corporation has not declared or paid any dividends, or made any other distribution of any kind, on or in respect of its share capital, (ii) there has not been any Material Change in the share capital or long-term or short-term debt of the Corporation or any Subsidiary, (iii) neither the Corporation nor any Subsidiary has sustained any material loss or interference with its business or properties from fire, explosion, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labour dispute or any legal or governmental proceeding, (iv) neither the Corporation nor any Subsidiary has approved, is contemplating, or has entered into any agreement in respect of (A) the purchase, sale, transfer or other disposition of any property material to the Corporation and its Subsidiaries, taken as a whole, or assets, properties or any interest therein material to the Corporation and its Subsidiaries, taken as a whole; or (B) any transaction, arrangement or commitment that would, directly or indirectly, result in a change of control of the Corporation or any Subsidiary; and (v) there has not been any Material Adverse Effect or any development that would reasonably be expected to result in a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, in or affecting the business, general affairs, management, condition (financial or otherwise), results of operations, shareholders' equity, properties or prospects of the Corporation and the Subsidiaries, taken as a whole.

(m)	The consolidated financial statements of the Corporation and the Subsidiaries included or incorporated by reference in the Prospectus (the "Corporation Financial Information"), together with the related schedules and notes: (i) present fairly, in all material respects, the financial position of the Corporation and the Subsidiaries, on a consolidated basis, as of the date specified in such Corporation Financial Information; (ii) have been prepared in accordance with U.S. GAAP as permitted by National Instrument 52-107 – Acceptable Accounting Principles and Auditing Standards for the preparation of financial statements applied on a consistent basis throughout the periods involved; (iii) comply with the requirements of Securities Laws, subject to any duly obtained waiver therefrom; and (iv) do not contain any misrepresentation. Other financial and statistical information included or incorporated by reference in the Prospectus presents fairly the information included or incorporated by reference therein and has been prepared on a basis consistent with the Corporation Financial Information and the books and records of the Corporation. Since the date of the latest balance sheet included in the Corporation Financial Information, neither the Corporation nor any Subsidiary has incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or unmatured, or entered into any transactions, including any acquisition or disposition of any business or asset, which are material to the Corporation and the Subsidiaries, taken as a whole, except as disclosed in the Prospectus.

(n)	All disclosures contained in the Prospectus regarding "non-GAAP financial measures", as such term is defined under Securities Laws, comply in all material respects with Securities Laws.

(o)	There has been no change in accounting policies or practices of the Corporation or any of the Subsidiaries since December 31, 2023.

(p)	The Corporation has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the financial statements to be fairly presented in accordance with U.S. GAAP and to maintain accountability for assets; (iii) access to its assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to differences.

(q)	The Corporation is not aware of any material weakness relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud (whether or not material), that involves management or other key employees who have a significant role in the internal control over financial reporting of the Corporation. None of the Corporation nor any of the Subsidiaries, or, to the knowledge of the Corporation, any director, officer, auditor, accountant or representative of the Corporation or any of the Subsidiaries has received or otherwise obtained knowledge of any material written complaint, allegation, assertion or claim, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion or claim that the Corporation or any of the Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

(r)	Except as disclosed in the Prospectus, there is no judicial, regulatory, arbitral or other legal proceeding, investigation or other litigation or arbitration, including any proceeding before any Governmental Authority, in progress or pending to which the Corporation or any Subsidiary is a party or of which any of their respective property, operations or assets is the subject which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor are there any matters under discussion outside of the ordinary course of business with any Governmental Authority relating to taxes, governmental charges, orders or assessments asserted by any such authority, and, to the knowledge of the Corporation, there are no facts or circumstances that would reasonably be expected to form the basis for any such litigation, governmental or other proceeding or investigation, taxes, governmental charges, orders or assessments; and to the Corporation's knowledge, no such proceeding, investigation, litigation or arbitration is threatened or contemplated; and the defense of all such proceedings, investigations, litigation and arbitrations against or involving the Corporation or any Subsidiary would not reasonably be expected to have a Material Adverse Effect. None of the Corporation or any Subsidiary, or (to the knowledge of the Corporation) any director or officer thereof, is or has been the subject of any judicial, regulatory, arbitral or other legal or governmental proceeding, investigation or other litigation or arbitration involving a claim of violation of or liability under Securities Laws or a claim of breach of fiduciary duty.

(s)	Each of the Corporation and the Subsidiaries is in compliance, in all material respects, with the provisions of all applicable Laws respecting employment and employment practices (including applicable worker’s compensation, applicable employee health and safety, training or similar legislation). No labour disturbance by the employees of the Corporation or the Subsidiaries exists or, to the best of the Corporation's knowledge, is imminent. No union has been accredited or otherwise designated to represent any employees of the Corporation or any Subsidiary and, to the knowledge of the Corporation, no accreditation request or other representation question is pending with respect to the employees of the Corporation or any Subsidiary, and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of the Corporation's or any Subsidiary's operations and none is currently being negotiated by the Corporation or any Subsidiary. The Corporation and the Subsidiaries have paid its employees and independent contractors in accordance, in all material respects, with applicable Laws and any applicable contracts and is not delinquent in the payment of any material wages, salaries, commissions, bonuses, fees or other compensation for services provided to the Corporation or the Subsidiaries.

(t)	Except as disclosed in the Prospectus and the plans established by the Corporation in the ordinary course for the benefit of the directors, officers, employees and consultants of the Corporation and the Subsidiaries, there are no employee benefit plans or plans for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Corporation or the Subsidiaries for the benefit of any current or former director, officer, employee or consultant of the Corporation or the Subsidiaries.

(u)	Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no existing supplier (or group of suppliers) to the Corporation or its Subsidiaries has given the Company or its Subsidiaries written notice or, to the Corporation’s knowledge, has taken any other action that has given the Corporation or its Subsidiaries any significant reason to believe that such supplier (or group of suppliers) will cease to supply, restrict the amount supplied, or adversely change its prices or terms to the Corporation of any products or services.

(v)	Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no existing supplier of the Corporation or any Subsidiary has indicated that it intends to terminate its relationship with the Corporation or such Subsidiary or that it will alter or be unable to meet the Corporation's or such Subsidiary's supply requirements.

(w)	The execution and delivery of this Agreement, the compliance by the Corporation with the provisions of this Agreement or the consummation of the transactions contemplated herein or contemplated by, or described in, in the Prospectus, including, without limitation, the distribution of the Placement Shares for the consideration and upon the terms and conditions as set out herein, do not or will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, (a) any term or provision of the articles or resolutions of the Corporation, (b) any Material Agreement or other document to which the Corporation or any Subsidiary is a party or to which any of them or any of the properties or assets currently owned by them are subject, except as such would not reasonably be expected to have a Material Adverse Effect, (c) any Laws, with the exception of U.S. Federal Cannabis Laws, or (d) except as disclosed in the Prospectus or the Public Record, create a right for any other party to terminate, accelerate or in any way alter any other rights existing under any Material Agreement or other document to which the Corporation or any Subsidiary is a party or by which any of them or any of the properties or assets currently owned by them is bound, except such as would not reasonably be expected to have a Material Adverse Effect.

(x)	Neither the Corporation nor any Subsidiary (i) is in violation of its certificate or articles of incorporation, by-laws, articles of organization, certificate of formation, limited liability company agreement or other organizational documents, (ii) is in default under, and no event has occurred which, with notice or lapse of time or both, would constitute a default under or result in the creation or imposition of any Encumbrance upon any property or assets of the Corporation or any Subsidiary pursuant to, any Material Agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or (iii) is in violation of any Law, except (in the case of clauses (ii) and (iii) above) for violations or defaults that would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(y)	(i) None of the Corporation, any Subsidiary, any director or officer thereof or, to the knowledge of the Corporation, any agent, employee or other Person acting on behalf of the Corporation or any Subsidiary has, directly or indirectly, (A) made or authorized any contribution, payment or gift of funds or property of the Corporation or any Subsidiary or other unlawful expense relating to political activity to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or any official of any public international organization; or (B) made any direct or indirect contribution from corporate funds to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), U.S. Foreign Corrupt Practices Act of 1977, the Proceeds of Crime (Money Laundering) and the Terrorist Financing Act (Canada), Title 18 United States Code Section 1956 and 1957 (U.S.), or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Corporation, any Subsidiary and their operations, and the Corporation and each Subsidiary maintains policies and procedures designed to ensure continued compliance with such laws; and (ii) the operations of the Corporation and each Subsidiary is and have been conducted at all times in compliance, in all material respects, with such laws and no suit, action or proceeding by or before any governmental authority or any arbitrator involving the Corporation or any Subsidiary with respect to such legislation is in progress, pending or, to the knowledge of the Corporation, threatened.

(z)	The operations of the Corporation and each Subsidiary are and have been conducted at all times in compliance, in all material respects, with applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, other than any U.S. Federal Cannabis Laws (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority involving the Corporation or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Corporation, threatened.

(aa)	To the knowledge of the Corporation, neither the Corporation nor the Subsidiaries are a target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Corporation will not, directly or indirectly, use the proceeds of the ATM Program, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity that, to the knowledge of the Corporation, is the target of any sanctions administered by OFAC. None of the Corporation, the Subsidiaries, any of their respective directors or officers or, to the knowledge of the Corporation, any director, employee, agent, or affiliate or other person associated with or acting on behalf of any of the Corporation or the Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation OFAC or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Corporation, the Subsidiaries or affiliates located, organized or resident in a country, region or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan, Syria, Russia and Belarus (each, a “Sanctioned Country”). The Corporation and each Subsidiary have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(bb)	Except as has been disclosed in the Prospectus: (i) each of the Corporation and the Subsidiaries has, on a timely basis, accurately prepared and filed all tax returns that are required to be filed by it, which returns are true and correct in all material respects, and has paid or made provision for the payment of all applicable taxes, duties, royalties, levies, imposts, assessments, deductions, charges, withholdings and other governmental or other similar charges (including income tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes, custom and land transfer taxes) required by applicable Laws, except to the extent that the failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect; and (ii) the Corporation is not aware of any tax deficiencies or interest or penalties accrued or accruing or alleged to be accrued or accruing, thereon with respect to itself or any Subsidiary which have not otherwise been reserved or otherwise provided for by the Corporation, except to the extent that any such deficiency, interest or penalty would not reasonably be expected to have a Material Adverse Effect. The accruals and reserves on the books and records of the Corporation and the Subsidiaries in respect of tax liabilities for any taxable period not finally determined are adequate to meet any assessments and related liabilities for any such period and, since the date of the most recent audited consolidated financial statements of the Corporation, the Corporation and the Subsidiaries have not incurred any liability for taxes other than in the ordinary course of their business. There is no tax lien, whether imposed by any Canadian, United States or other taxing authority, outstanding against the assets, properties or business of the Corporation or any Subsidiary, except those arising by operation of law in the ordinary course of the Corporation’s or any Subsidiary’s business as result of owning their respective assets.

(cc)	Except as disclosed in the Prospectus, no acquisition has been made by the Corporation or any Subsidiary during their respective three (3) most recently completed fiscal years that would be a significant acquisition for the Corporation for the purposes of Securities Laws or that would require the preparation, filing and/or inclusion or incorporation by reference of any financial statement disclosure in respect of the acquired business or any pro forma financial information, or the filing of a business acquisition report, in each case under applicable Securities Laws, and no proposed acquisition by the Corporation or any Subsidiary has progressed to a state where a reasonable Person would believe that the likelihood of the Corporation or any Subsidiary completing the acquisition is high and that:

(i)	if completed by the Corporation or any Subsidiary at the date of the Prospectus, would be a significant acquisition for the Corporation for the purposes of Securities Laws; or (ii) would require the preparation, filing and/or inclusion or incorporation by reference of any financial statement disclosure in respect of the acquired business or any pro forma financial information, or the filing of a business acquisition report, in each case under applicable Securities Laws.

(dd)	The Corporation is authorized to issue an unlimited number of Shares, Multiple Voting Shares, and Preferred Shares, of which 69,199,399 Shares, 4,754,979 Multiple Voting Shares, and no Preferred Shares are issued and outstanding as of the date of this Agreement, and all of such issued shares are fully paid and non-assessable and have been duly and validly authorized and issued, in compliance with all Securities Laws. Other than as disclosed in the Prospectus, no Person will be entitled to any pre-emptive or any similar rights to subscribe for any of the Shares, Multiple Voting Shares, or Preferred Shares or other securities of the Corporation or any Subsidiary and, other than as disclosed in the Prospectus or the Public Record, no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of the Corporation or any Subsidiary are outstanding. The form of the certificate for the Shares have been approved by the board of directors of the Corporation and adopted by the Corporation and comply with all applicable legal and stock exchange requirements and do not conflict with the Corporation's articles or constating documents. Except as disclosed in the Prospectus or the Public Record, no Person has any rights to require registration or qualification under Securities Laws of any securities of the Corporation or any Subsidiary in connection with the offer and sale of the Shares contemplated hereby. Other than the Agents, no Person has the right to act as an underwriter or as a financial advisor to the Corporation in connection with the offer and sale of the Placement Shares hereunder, as a result of the sale of the Placement Shares as contemplated hereby or otherwise. Other than the Investor Rights Agreement or as otherwise disclosed in the Prospectus or the Public Record, there are no shareholders' agreements, voting agreements, investors' rights agreements or other agreements in force or effect which in any manner affects or will affect the voting or control of any of the securities of the Corporation or the Subsidiaries, the nomination of directors to the board of the Corporation or the Subsidiaries, or the operations or affairs of the Corporation and the Subsidiaries in any material respect.

(ee)	When issued in accordance with this Agreement, and upon receipt of payment for the Placement Shares, the Placement Shares will have been validly issued as fully paid and non-assessable.

(ff)	The Corporation has not filed any confidential material change reports or similar confidential report with any Qualifying Authority that is still maintained on a confidential basis.

(gg)	Other than the Agents, there is no Person acting or, to the knowledge of the Corporation, purporting to act at the request of the Corporation, who is entitled to any brokerage, finder's fees or other like payment in connection with the transactions contemplated herein or, to the Corporation's knowledge, any arrangements, agreements, understandings, payments or issuance with respect to the Corporation or any of its officers, directors, shareholders, partners, employees, Subsidiaries or Affiliates that may affect the Agents' compensation.

(hh)	Except as disclosed in the Prospectus, to the knowledge of the Corporation, none of the directors or officers of the Corporation are now, or have been in the ten (10) years prior to the date hereof, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange.

(ii)	Except as disclosed in the Prospectus, neither the Corporation nor any of the Subsidiaries owes any amount to, nor has the Corporation or any of the Subsidiaries made any present loans to, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or securityholder of any of them or any Person not dealing at "arm's-length" (as such term is defined in the Income Tax Act (Canada)) with any of them, except for usual employee reimbursements and compensation paid in the ordinary course of the business of the Corporation or any of the Subsidiaries. Except as disclosed in the Prospectus or the Public Record, and employee or consulting arrangements made in the ordinary course of business, neither the Corporation nor any of the Subsidiaries is a party to any contract, agreement or understanding with any officer, director, employee or securityholder of any of them or any other Person not dealing at arm's-length with the Corporation and the Subsidiaries.

(jj)	No Qualifying Authority or any similar regulatory authority in any jurisdiction has issued any order which is currently outstanding preventing or suspending trading in any securities of the Corporation or the Subsidiaries, no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened, and the Corporation is not in material default of any requirement of Securities Laws.

(kk)	The issued and outstanding Shares are listed and posted for trading on CBOE and the Corporation is in compliance in all material respects with the current listing requirements of CBOE; and the Placement Shares will be listed and posted for trading on CBOE as of each Applicable Time, subject to the Corporation complying with customary listing conditions imposed by CBOE. The Corporation has not, in the 12 months preceding the date of the Prospectus, received notice from CBOE to the effect that the Corporation is not in compliance with the listing or maintenance requirements of CBOE Policies.

(ll)	The Corporation is a "reporting issuer" or the equivalent thereof in each of the Qualifying Jurisdictions where such concept exists, is not on the list of defaulting reporting issuers maintained by the Qualifying Authorities in each such Qualifying Jurisdiction that maintains such a list and is not in breach of any filing requirement under Securities Laws.

(mm)	Odyssey Trust Company at its principal offices in Vancouver, British Columbia is the duly appointed registrar and Transfer Agent of the Corporation with respect to the Shares.

(nn)	Macias Gini & O'Connell LLP, who has audited the consolidated financial statements of the Corporation that are included or incorporated by reference in the Prospectus, and whose reports appear or are incorporated by reference in the Prospectus, is independent with respect to the Corporation in accordance with the rules of professional conduct that are relevant to its audit of the Corporation's consolidated financial statements. There has not been any reportable event (within the meaning of NI 51-102) between the Corporation and its auditors.

(oo)	The Corporation's audit committee's composition and responsibilities comply with National Instrument 52-110 – Audit Committees.

(pp)	The Corporation and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged, and the Corporation has no reason to believe that it will not be able to renew the existing insurance coverage of the Corporation and the Subsidiaries as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and such coverage is in full force and effect, and the Corporation and the Subsidiaries have not breached the terms of any policies in respect thereof or failed to promptly give any notice or present any material claim thereunder.

(qq)	Except as disclosed in the Prospectus and other than certain restrictions on the registration of trademarks, patents and other Intellectual Property related to cannabis at the U.S. federal level, (i) to the Corporation's knowledge, each of the Corporation and the Subsidiaries owns all rights in or has obtained valid and enforceable licences or other rights to use, all Intellectual Property described in the Prospectus as being owned or licensed by the Corporation or which are used for the conduct of the Corporation's business as currently carried on and proposed to be carried on, free and clear of any Encumbrance or other adverse claim or interest of any kind or nature affecting the assets of the Corporation that would materially interfere with the conduct of the Corporation's business in substantially the manner currently or proposed to be conducted; (ii) to the knowledge of the Corporation, there is no infringement by third parties of any Intellectual Property owned by the Corporation; (iii) there is no action, suit, proceeding or claim pending or, to the knowledge of the Corporation, threatened by others challenging the Corporation's rights in or to any Intellectual Property or the validity or scope of any Intellectual Property owned, licensed or commercialized by the Corporation and the Subsidiaries, and the Corporation is unaware of any other fact which could form a reasonable basis for any such action, suit, proceeding or claim; (iv) to the Corporation's knowledge, all trade secrets and other confidential proprietary information forming part of or in relation to the Intellectual Property being owned by the Corporation or any Subsidiary is and remains confidential to the Corporation or such Subsidiary, as the case may be; (v) all applications for registration of any Intellectual Property are in good standing, are recorded in the name of the Corporation or a Subsidiary and all such registrations have been filed in a timely manner in the appropriate offices to preserve the rights thereto; and (vi) no registration of any Intellectual Property owned by the Corporation has expired, become abandoned, been cancelled or expunged, or has lapsed for failure to be renewed or maintained, except in the ordinary course of the normal day-to-day operations of the business of the Corporation and that such abandonment, cancellation, expungement or lapse would not reasonably be expected to have a Material Adverse Effect.

(rr)	The Corporation's and the Subsidiaries' information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, "IT Systems") operate and perform in all material respects as required in connection with the operation of the business of the Corporation and the Subsidiaries as currently conducted. The Corporation and the Subsidiaries maintain commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and all personal, personally identifiable, sensitive, confidential or regulated data ("Personal Data") processed and stored thereon, and to the knowledge of the Corporation, there have been no breaches, incidents, violations, outages, compromises or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Corporation and the Subsidiaries are presently in compliance in all material respects with all applicable Laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(ss)	Except as disclosed in the Prospectus, neither the Corporation nor any Subsidiary has, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued, any material product recall, market withdrawal or replacement, safety alert, post-sale warning or other notice or action relating to the alleged safety or efficacy of any product or any alleged product defect or violation and, to the knowledge of the Corporation, there is no basis for any such notice or action.

(tt)	Except as disclosed in the Prospectus, the Corporation and the Subsidiaries have good and marketable title in fee simple to all items of real property owned by them, good and valid title to all personal property described in the Prospectus as being owned by them that are material to the businesses of the Corporation or such Subsidiary, in each case free and clear of any and all Encumbrance, except such as do not (individually or in the aggregate) materially affect the value of such property or materially interfere with the use made or proposed to be made of such property by the Corporation and the Subsidiaries. Any real or personal property described in the Prospectus as being leased by the Corporation or any Subsidiary is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Corporation or any of the Subsidiaries, or (B) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Corporation nor any Subsidiary is in default or breach of any real property lease, and neither the Corporation nor any Subsidiary has received any written notice or other written communication from the owner or manager of any real property leased by the Corporation or any Subsidiary that the Corporation or such Subsidiary is not in compliance with any real property lease, and to the knowledge of the Corporation, no such written notice or other written communication is pending or has been threatened. Each of the properties of the Corporation and the Subsidiaries complies with all applicable Laws (including building and zoning Laws and Laws relating to access to such properties), except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Corporation and the Subsidiaries or otherwise have a Material Adverse Effect. None of the Corporation or the Subsidiaries has received from any Governmental Authorities any written notice of any condemnation of, or zoning change affecting, the properties of the Corporation and the Subsidiaries, and the Corporation knows of no such condemnation or zoning change which is threatened, except for such that would not reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Corporation and the Subsidiaries or otherwise have a Material Adverse Effect, individually or in the aggregate.

(uu)	Neither the Corporation nor any Subsidiary store any hazardous or toxic waste or substance upon any property operated, used or leased by the Corporation or any Subsidiary, and have not disposed of or released any such hazardous or toxic waste or substance, and there are no hazardous or toxic waste or substances on any of the premises at which the Corporation and the Subsidiaries carry on business, in each case other than in compliance with applicable Law, which would be a violation of or give rise to any liability under any applicable Laws except for violations and liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the best of the Corporation's knowledge, threatened administrative, regulatory or judicial action, claim or notice of noncompliance or violation, investigation or proceedings relating to any applicable Law, rule, regulation, order, judgment, decree or permit, common law provision or other legally binding standard relating to pollution or protection of human health and the environment ("Environmental Law") against the Corporation or any Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(vv)	To the knowledge of the Corporation, there is no pending or contemplated change to any Law, regulation or position of a Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(ww)	The minute books and corporate records of the Corporation and the Subsidiaries, as applicable, are true and correct in all material respects and contain all minutes of all meetings and all resolutions of the directors (and any committees of such directors) and shareholders of the Corporation and the Subsidiaries, as applicable, as of the date hereof and, at the closing of the Offering, will contain the minutes of all meetings and all resolutions of the directors (and any committees of such directors) and shareholders of the Corporation and the Subsidiaries, as applicable, other than any minutes of meetings of the directors (or any committee of such directors) and shareholders that have not yet been approved.

(xx)	The Corporation has a reasonable basis for disclosing all forward-looking information (as defined in NI 51-102) contained in the Prospectus. The statistical, industry-related and market-related data included in the Prospectus is based on or derived from sources which the Corporation reasonably and in good faith believes are reliable and accurate. The Corporation has obtained consent to the use of such data or information from such sources to the extent required.

(yy)	Each stock option, if any, granted under the Corporation's 10% amended and restated evergreen equity incentive plan (the "Incentive Plan") was granted with a per Share exercise price no less than the fair market value per Share on the grant date of such option, determined in accordance with the rules of CBOE, and no such grant involved any "back-dating," "forward-dating" or similar practice with respect to the effective date of such grant. Each award granted under the Incentive Plan: (i) was granted in compliance with applicable Laws and with the Incentive Plan; (ii) was duly approved by the board of directors (or a duly authorized committee thereof) of the Corporation; and (iii) has been or will be properly accounted for in the Corporation's financial statements and has been or will be disclosed, to the extent required, in the Corporation's filings or submissions with the Qualifying Authorities.

(zz)	The Corporation has not relied upon the Agents or legal counsel for the Agents for any legal, tax or accounting advice in connection with the Offering and sale of the Placement Shares.

(aaa)	Except for this Agreement, the Corporation is not party to any other equity distribution or sales agency agreement or other similar arrangement with any other agent or any other representative in respect of any "at the market offering" or other continuous equity offering transaction.

(bbb)	Neither the Corporation nor any Subsidiaries are a party to, bound by or, to the knowledge of the Corporation, affected by any contract containing any covenant which expressly and materially limits the freedom of the Corporation or a Subsidiary to compete in any line of business, transfer or move any of its respective assets or operations or would reasonably be expected to have a Material Adverse Effect.

(ccc)	Since June 29, 2021, the Corporation has been in compliance in all material respects with its timely disclosure obligations under Securities Laws and there has not occurred a Material Adverse Effect. All information which has been prepared by the Corporation relating to the Corporation and the Subsidiaries and their respective businesses, property and liabilities and either publicly disclosed (including each document disclosed in the Public Record required to be filed on SEDAR+ pursuant to continuous and timely disclosure requirements under applicable Securities Laws) or provided to the Agents (including all financial, marketing, sales and operational information provided to the Agents) is as of the date of such information, true and correct in all material respects, does not contain any misrepresentations and no Material Facts have been omitted therefrom which would make such information misleading and the Corporation is not aware of any circumstances presently existing under which a material liability is or could reasonably be expected to be incurred under secondary market liability disclosure provisions under Securities Laws. Since June 29, 2021, the Corporation has not filed any confidential material change reports with any of the Qualifying Authorities that is still maintained on a confidential basis.

(ddd)	Each Material Agreement is legal, valid, binding and in full force and effect and is enforceable by the Corporation or its Subsidiaries, as applicable, in accordance with its terms subject to the Enforceability Qualifications. Neither the Corporation nor any of the Subsidiaries is in default in the observance or performance of any term, covenant or obligation to be performed by it under any Material Agreement which would reasonably be expected to have a Material Adverse Effect and no event has occurred which with notice or lapse of time or both would constitute such a default and all such contracts, agreements and arrangements are in good standing. Neither the Corporation nor any of the Subsidiaries has received any notice (whether written or oral) that any party to a Material Agreement intends to cancel, terminate or otherwise modify or not renew its relationship with the Corporation or with any of the Subsidiaries, which would reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Corporation, no such action is pending or has been threatened in writing.

(eee)	Other than as disclosed in the Prospectus or the Public Record, the Corporation and the Subsidiaries are not parties to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the articles of the Corporation and applicable Laws) or any other like commitment of the obligations, liabilities (contingent or otherwise) of indebtedness of any other Person.

(fff)	As of the date hereof, MPB Acquisition Corp. has 22,147,948 issued and outstanding Class A non-exchangeable shares, all of which are owned by the Corporation, representing approximately 76% of the voting power of the issued and outstanding shares of MPB Acquisition Corp., and 7,087,172 exchangeable shares outstanding, representing approximately 24% of the voting power of the issued and outstanding shares MPB Acquisition Corp. Additionally, as of the date hereof and as of each Representation Date, (i) the Corporation holds common shares of MPB Acquisition Corp., representing no less than 75.4% of the voting power of the issued and outstanding shares of MPB Acquisition Corp.; (ii) MPB Acquisition Corp. owns all of the issued and outstanding voting shares of GH Group, Inc.; and (iii) the sole ownership interest in GHB Usub, LLC is owned by GH Group, Inc.

(ggg)	The Corporation represents and warrants that each of the matters set forth in this Section 7 is true and correct as of the date of this Agreement (except only to the extent that any such representation is, by its express terms, limited to a specific date or, with respect to any such representation made or deemed to be made after the date hereof, as otherwise updated and expressly disclosed in a Placement Notice), acknowledges that the Agents will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

Notwithstanding anything to the contrary provided in this Agreement (in addition to any specific exception to U.S. Federal Cannabis Laws set forth in this Article 7), all representations, warranties covenants and disclosures of the Corporation in this Agreement are being made with exception to and not with respect to U.S. Federal Cannabis Laws.

8.	Covenants of the Corporation.

The Corporation covenants and agrees with the Agents that:

(a)	Prospectus Amendments. After the date of this Agreement and until the earlier of the completion and settlement of the sales of Shares contemplated hereunder or the termination of this Agreement in accordance with the terms and conditions contained herein, the Corporation will: (i) notify the Agents promptly of the time when any subsequent amendment to the Base Prospectus has been filed with any Qualifying Authority or where a receipt has been issued therefor, or any subsequent supplement to the Prospectus has been filed (each, an "Amendment Date") and of any request by any Qualifying Authority for any amendment or supplement to the Prospectus or for additional information; (ii) file promptly all other material required to be filed by it with the Qualifying Authorities; (iii) submit a copy of any amendment or supplement to the Prospectus (other than a copy of any documents incorporated by reference into the Prospectus) to the Agents within a reasonable period of time before the filing thereof and will afford the Agents and the Agents' Counsel a reasonable opportunity to comment on any such proposed filing and to perform any due diligence investigations as may reasonably be required prior to such proposed filing; and (iv) furnish to the Agents at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference in the Prospectus (provided that the Corporation shall not be required to deliver documents or information incorporated by reference into the Prospectus if such documents are available on SEDAR+) and the Corporation will cause each amendment or supplement to the Prospectus to be filed with the Qualifying Authorities as required pursuant to the Shelf Procedures or, in the case of any document to be incorporated therein by reference, to be filed with the Qualifying Authorities as required pursuant to Securities Laws, within the time period prescribed.

(b)	Notice of Cease Trade or Stop Orders. The Corporation will advise the Agents, promptly after it receives notice thereof, of the issuance by the Qualifying Authorities of any cease trade order, stop order or of any order preventing or suspending the use of the Prospectus or other prospectus in respect of the Shares, of the suspension of the qualification of the Shares for offering or sale in the Qualifying Jurisdictions, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Qualifying Authorities for the amending or supplementing of the Prospectus or for additional information relating to the Shares (collectively, an "Order"). If there is a Placement Notice that has been issued by the Corporation that has not been suspended or terminated in accordance with Section 4 or Section 14 of this Agreement, as applicable, the Corporation will use its commercially reasonable efforts to prevent the issuance of any Order, or, in the event of the issuance of any such Order, the Corporation will use its commercially reasonable efforts to obtain the lifting or withdrawal of such Order as soon as possible. If there is no such outstanding Placement Notice, then, if, in the Corporation's determination and in the Corporation's sole discretion, it is necessary to prevent the issuance of any Order or have an Order lifted, the Corporation will use its commercially reasonable efforts to prevent the issuance of any Order, or, in the event of the issuance of any such Order, will use its commercially reasonable efforts to obtain the lifting or withdrawal of such Order as soon as possible.

(c)	Prospectus; Subsequent Changes. Until the date this Agreement is terminated pursuant to the terms hereof (the "Distribution Period"), the Corporation will comply in all material respects with all requirements imposed upon it by Securities Laws, as appropriate and as from time to time in force, and will file or furnish on or before their respective due dates all reports required to be filed or furnished by the Corporation with the Qualifying Authorities pursuant to Securities Laws, as appropriate. If during the Distribution Period, any event occurs as a result of which the Prospectus (as then amended or supplemented, if applicable) would include an untrue statement of Material Fact or omit to state a Material Fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Prospectus to comply with Securities Laws, the Corporation will promptly notify the Agent to suspend the offering of Placement Shares during such period in accordance with Section 4 hereof, and, if, in the Corporation's determination, in its sole discretion, it is necessary to file an amendment or supplement to the Prospectus to comply with Securities Laws, the Corporation will promptly prepare and, after complying with Section 8(a)(iii), file with the Qualifying Authorities such amendment or supplement as may be necessary to correct such statement or omission or to make the Prospectus comply with such requirements, and the Corporation will furnish to the Agents such number of copies of such amendment or supplement as the Agents may reasonably request. The Corporation shall in good faith discuss with the Agents any change in a fact or circumstance (actual, proposed or prospective) which is of such a nature that there is reasonable doubt whether notice need be given to the Agents pursuant to this Section 8(c).

(d)	Prospectus. During the Distribution Period, the Corporation will furnish to the Agents and Agents' Counsel (at the expense of the Corporation) copies of the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Prospectus that are filed with the Qualifying Authorities, in each case as soon as reasonably practicable and in such quantities as the Agents may from time to time reasonably request; provided, however, the Corporation shall not be required to furnish any documents to the Agents and/or Agents' Counsel that are available on SEDAR+.

(e)	Corporation Information. The Corporation will furnish to the Agents such information in its possession as is reasonably requested by the Agents as necessary or appropriate to fulfil their obligations as agents pursuant to this Agreement and Securities Laws.

(f)	Material Non-Public Information. The Corporation covenants that it will not issue a Placement Notice to either Agent in accordance with Section 2 if the Corporation is in possession of material non-public information regarding the Corporation and the Subsidiaries, or the Shares.

(g)	Expenses. The Corporation, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated in accordance with Section 14, will pay all expenses relating to the following matters: (i) the preparation and filing of each of the Prospectus and each amendment and supplement thereto, as applicable; (ii) the issuance and delivery of the Placement Shares; (iii) all fees and disbursements of the Corporation's counsel, accountants and other advisors; (iv) the reasonable fees, disbursements and expenses of Agents' Counsel (which legal fees shall be capped in accordance with the terms of the Engagement Letter); (v) all out-of-pocket expenses of the Agents in accordance with the terms of the Engagement Letter; (vi) the fees and expenses incurred in connection with the listing of the Placement Shares for trading on CBOE; (vii) the printing and delivery to the Agents copies of the Prospectus and any amendments or supplements thereto, if applicable; (viii) the filing fees and expenses related to the Qualifying Authorities; and (ix) all taxes payable in respect of any of the foregoing.

(h)	Use of Proceeds. The Corporation will use the Net Proceeds as described in the Prospectus Supplement.

(i)	Change of Circumstances. During the term of this Agreement, the Corporation will, at any time during a fiscal quarter in which the Corporation intends to deliver a Placement Notice to an Agent to sell Placement Shares, advise the Agents promptly after it has received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to the Agents pursuant to this Agreement.

(j)	Due Diligence Cooperation. The Corporation will cooperate with any due diligence review conducted by the Agents or the Agents’ Counsel, including, without limitation, providing information and making available documents and senior corporate officers, as the Agents or its counsel may reasonably request; provided, however, that the Corporation shall be required to make available senior corporate officers only: (i) by telephone, web or cloud-based communications, or at the principal offices of the Corporation or its legal counsel; (ii) during the Corporation's ordinary business hours; and (iii) not more than once per fiscal quarter unless otherwise requested by the Agents, acting reasonably.

(k)	Affirmation of Representations, Warranties, Covenants and Other Agreements. Upon commencement of any sale of Placement Shares under this Offering (and upon the recommencement of the sale of any Placement Shares under this Offering following any suspension of sales under Section 4), and at each Applicable Time, each Settlement Date and each Amendment Date, the Corporation shall be deemed to have affirmed each representation and warranty contained in this Agreement (except only to the extent that any such representation or warranty, is, by its express terms, limited to a specific date).

(l)	Required Filings Relating to Placement of Placement Shares. The Corporation shall comply with the reporting requirements set forth in section 9.4 of NI 44-102 with respect to sales of Placement Shares pursuant to this Agreement. For so long as the Shares are listed on CBOE, the Corporation will provide CBOE with all information required pursuant to CBOE Policies with respect to the Offering and within the timelines prescribed by CBOE.

(m)	Representation Dates; Certificate. During the term of this Agreement, each time the Corporation: (i) amends or supplements the Prospectus relating to the Placement Shares by means of an amendment or supplement but not by means of incorporation of document(s) by reference to the Prospectus relating to the Placement Shares; (ii) files or amends an annual information form, audited annual financial statements or annual management's discussion and analysis; (iii) files, furnishes or amends interim financial statements or interim management's discussion and analysis; or (iv) at any other time reasonably requested by the Agents (each date of filing of one or more of the documents referred to in clauses (i) through (iii) and any time of request pursuant to (iv) above shall be a "Representation Date"), the Corporation shall furnish the Agents with a certificate, substantially in the form attached hereto as Exhibit A, and such other backup information reasonably required by the Agents within three (3) Trading Days of any Representation Date. The requirement to provide a certificate under this Section 8(m) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Corporation delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date. Notwithstanding the foregoing, if the Corporation subsequently decides to sell Placement Shares following a Representation Date when the Corporation relied on such waiver and did not provide the Agents with a certificate under this Section 8(m), then before the Corporation delivers the Placement Notice or either Agent sells any Placement Shares, the Corporation shall provide the Agents with a certificate, substantially in the form attached hereto as Exhibit A, dated the date of the Placement Notice.

(n)	Legal Opinions. Upon execution of this Agreement and (x) within three (3) Trading Days of each Representation Date with respect to which the Corporation is obligated to deliver a certificate substantially in the form attached hereto as Exhibit A for which no waiver is applicable and (y) concurrently with the delivery of a certificate pursuant to the last sentence of Section 8(m), the Corporation will furnish or cause to be furnished to the Agents and to Agents’ Counsel, (A) the written legal opinion of counsel to the Corporation and other local counsel in the Qualifying Jurisdictions, as required, in a form agreed to by such counsel, such opinions to be substantially similar to the form attached hereto as Annex A in form and substance satisfactory to the Agents and Agents’ Counsel, each acting reasonably, or, in lieu of such opinions, counsel last furnishing such opinion to the Agents may furnish the Agents with a letter to the effect that the Agents may rely on such last opinion to the same extent as though it was dated the date of such letter authorizing reliance (except that statements in such last opinion shall be deemed to relate to the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance).

(o)	Comfort Letters. Upon execution of this Agreement and (x) within three (3) Trading Days of each Representation Date with respect to which the Corporation is obligated to deliver a certificate substantially in the form attached hereto as Exhibit A for which no waiver is applicable and (y) concurrently with the delivery of a certificate pursuant to the last sentence of Section 8(m), the Corporation shall cause Macias Gini & O'Connell LLP (or such other applicable auditors of the Corporation) to furnish to the Agents a letter (each, a " Comfort Letter") addressed to the Agents dated the date such Comfort Letter is delivered, in form and substance satisfactory to the Agents, acting reasonably, (A) relating to the verification of certain of the financial information and statistical and accounting data relating to the Corporation and the Subsidiaries, as applicable, contained in the Prospectus or documents incorporated by reference therein, which Comfort Letter shall be based on a review having a cut-off date not more than two Business Days prior to the date of such Comfort Letter, (B) stating that such auditors are independent public accountants within the meaning of Securities Laws, and that in their opinion the portion of the audited annual financial statements of the Corporation incorporated by reference in the Prospectus and audited by such auditors comply as to form in all material respects with the applicable accounting requirements of Securities Laws (the first such letter in each case, the "Initial Comfort Letter") and (C) if applicable, updating the Initial Comfort Letter with any information which would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Prospectus, as amended and supplemented to the date of such letter.

(p)	CFO Certificate. At the request of either Agent: (i) within three (3) Trading Days of each Representation Date with respect to which the Corporation is obligated to deliver a certificate substantially in the form attached hereto as Exhibit A for which no waiver is applicable, and (ii) concurrently with the delivery of a certificate pursuant to the last sentence of Section 8(m), the Corporation will furnish the Agents a certificate of the Chief Financial Officer of the Corporation, substantially in the form attached hereto as Exhibit B (the "CFO Certificate").

(q)	Market Activities. The Corporation will not, directly or indirectly, (i) take any action designed to or that would constitute or that might reasonably be expected to cause or result in, under Securities Laws or otherwise, stabilization or manipulation of the price of any security of the Corporation to facilitate the sale of the Placement Shares or (ii) bid for, or purchase the Placement Shares, or pay anyone any compensation for soliciting purchases of the Placement Shares other than the Agents.

(r)	Consent to the Agents' Trading. The Corporation consents to the extent permitted under Securities Laws, the rules of CBOE, the Exemption and under this Agreement, to the Agents trading in the Shares: (i) for the account of their clients at the same time as sales of Placement Shares occur pursuant to this Agreement; and (ii) for the Agents' own accounts provided that no such purchase or sale shall take place by the Agents while the Agents have received a Placement Notice that remains in effect, unless the Corporation has expressly authorized or consented in writing to any such trades by the Agents.

(s)	Listing of Placement Shares. Prior to the date of the first Placement Notice, the Corporation will use its reasonable commercial efforts to cause the Placement Shares to be listed on CBOE upon issuance of same.

(t)	Notice of Other Sales. During the pendency of any Placement Notice given hereunder, the Corporation shall provide the Agents notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any Shares (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible or exercisable into or exchangeable for Shares; provided, that such notice shall not be required in connection with: the (i) issuance, grant or sale of Shares, options, share units or other rights to purchase or otherwise acquire Shares, or Shares issuable upon the exercise or redemption, as applicable, of options or other equity awards, in each case granted pursuant to any stock option, stock bonus or other security-based compensation arrangement, whether now in effect or hereafter implemented; (ii) issuance of securities in connection with an acquisition, merger or sale or purchase of assets; (iii) issuance or sale of Shares upon conversion of securities or the exercise of warrants, options or other rights then in effect or outstanding, and disclosed in filings by the Corporation on SEDAR+ or otherwise available in writing to the Agents; and (iv) issuance or sale of Shares pursuant to any dividend reinvestment and stock purchase plan that the Corporation has in effect or may adopt from time to time, provided that the implementation of such new plan is disclosed to the Agents in advance. If the Corporation notifies the Agents under this Section 8(t) of a proposed sale of Shares or Share equivalents, the applicable Agent may suspend any offers and sales of Placement Shares under this Agreement for a period of time deemed appropriate by such Agent.

(u)	Insurance. Each of the Corporation and the Subsidiaries shall maintain insurance in such amounts and covering such risks as such entity reasonably considers adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.

(v)	Compliance with Laws. The Corporation and each of the Subsidiaries shall maintain, or cause to be maintained, all material permits, licences and other authorizations required by all applicable Laws (including Environmental Law), with the exception of U.S. Federal Cannabis Laws, in order to conduct their businesses as described in the Prospectus, and the Corporation and each of the Subsidiaries shall conduct their businesses, or cause their businesses to be conducted, in compliance with such permits, licences and authorizations and with applicable Environmental Laws, except where the failure to maintain or be in compliance with such permits, licences and authorizations would not reasonably be expected to result in a Material Adverse Effect.

(w)	Securities Laws. The Corporation will use its reasonable commercial efforts to comply with all requirements imposed upon it by Securities Laws and/or CBOE as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(x)	Taxes. All payments to be made by or on behalf of the Corporation under this Agreement shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Corporation is compelled by applicable Laws to deduct or withhold such taxes, duties or charges. In that event (but excluding income taxes imposed on the overall net income of the Agents in the ordinary course), the Corporation shall pay such additional amounts as may be necessary in order to ensure that the net amounts received after such withholding or deductions shall equal the amounts that would have been received by the Agents if no withholding or deduction had been and compelled.

(y)	Market Stabilization. The Corporation will not, directly or indirectly, take any action designed to or that would constitute or that might reasonably be expected to cause or result in, under Securities Laws otherwise, stabilization or manipulation of the price of the Shares to facilitate the sale or resale of the Placement Shares.

(z)	United States Securities Laws. Neither the Corporation nor any of its Affiliates or any Person acting on its behalf will engage in any Directed Selling Efforts or in any form of General Solicitation or General Advertising in the United States with respect to the issue and sale of any Placement Shares.

9.	Distribution of Offering Materials

(a)	The Corporation represents and warrants to the Agents that the Corporation has not, directly or indirectly, distributed, and the Corporation covenants to the Agents that it will not distribute, during the term of this Agreement, any "marketing materials" (as defined in National Instrument 41-101 – General Prospectus Requirements) in connection with the Offering and sale of the Placement Shares, other than the Prospectus, reviewed and consented to by the Agents and included in a Placement Notice, provided that each Agent, severally and not jointly, represents and warrants to the Corporation that the Agent has not, directly or indirectly, distributed, and such Agent covenants, severally and not jointly, to the Corporation that it will not take any action that would result in the Corporation being required to file with the Qualifying Authorities, any "marketing materials" that otherwise would not be required to be filed by the Corporation, but for the action of the Agent.

10.	Reporting Relating to Placement of Placement Shares

(a)	Each Agent will deliver to the Corporation, for each fiscal quarter of the Corporation during which Placement Shares are sold through such Agent or distributed pursuant to this Agreement, and otherwise as reasonably requested by the Corporation to enable the Corporation to meet its requirements under Securities Laws or any applicable requirements of CBOE or any other Marketplace or the Exemption, promptly upon a request from the Corporation, a report providing sufficient information regarding the distribution of the Placement Shares for the Corporation to meet its reporting requirements under Securities Laws or any applicable requirements of CBOE or any other Marketplace or the Exemption (the "Agents Report"). Unless Securities Laws, the applicable requirements of CBOE or such other Marketplace otherwise require, the Corporation and Agents agree that the Agents Report shall state: (a) the number and average price of the Placement Shares distributed under the Offering during the applicable annual or interim period; and (b) the aggregate gross proceeds and aggregate Net Proceeds raised, and the aggregate Placement Fee paid or payable, under the Offering during the applicable annual or interim period.

11.	Conditions to the Agents' Obligations.

The obligations of the Agents hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Corporation herein, to the due performance by the Corporation of its obligations hereunder, to the completion by the Agents of a due diligence review satisfactory to the Agents in their reasonable judgment, and to the continuing satisfaction (or waiver by the Agents in their sole discretion) of the following additional conditions:

(a)	Prospectus Supplement. The Prospectus Supplement shall have been filed with the Qualifying Authorities under the Shelf Procedures and in accordance with this Agreement, all requests for additional information on the part of the Qualifying Authorities shall have been complied with to the reasonable satisfaction of the Agents and the Agents' Counsel and the Exemption shall remain in full force and effect without amendment.

(b)	No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Corporation of any request for additional information from any Qualifying Authority or any other Governmental Authority during the period of effectiveness of the Prospectus, the response to which would require any amendments or supplements to the Prospectus; (ii) the issuance by any Qualifying Authority or any other Governmental Authority of any Order suspending the effectiveness of the Prospectus or the initiation of any proceedings for that purpose; (iii) receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any statement made in the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Prospectus or documents so that it will not contain any untrue statement of a Material Fact or omit to state any Material Fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Corporation's reasonable determination that an amendment to the Prospectus would be appropriate.

(c)	Material Changes. Except as contemplated and appropriately disclosed in the Prospectus, or disclosed in the Corporation's reports filed with the Qualifying Authorities, in each case at the time the applicable Placement Notice is delivered, there shall not have been any Material Change, on a consolidated basis, in the authorized capital of the Corporation, or any development that causes or could reasonably be expected to have a Material Adverse Effect, the effect of which, in the sole judgement of the Agents (without relieving the Corporation of any obligation or liability it may otherwise have), acting reasonably, is so material as to make it impracticable or inadvisable to proceed with the Offering on the terms and in the manner contemplated in the Prospectus.

(d)	Certificate. The Agents shall have received the certificate required to be delivered pursuant to Section 8(m) on or before the date on which delivery of such certificate is required pursuant to Section 8(m).

(e)	Legal Opinions. The Agents shall have received the opinions of counsel to be delivered pursuant to Section 8(n) on or before the date on which such delivery of such opinions are required pursuant to Section 8(n). It being understood that Corporation Counsel may rely upon the opinions of local counsel as to all matters relating to jurisdictions other than the Provinces of Alberta, British Columbia, Ontario and Quebec and not governed by the laws of the respective jurisdictions in which they are qualified to practice, and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of the Corporation, auditors and public officials, and that the opinions of counsel may be subject to usual qualifications as to equitable remedies, creditors rights laws and public policy considerations.

(f)	Comfort Letters. The Agents shall have received the Comfort Letter(s) required to be delivered pursuant to Section 8(o) on or before the date on which the delivery of such letters are required pursuant to Section 8(o).

(g)	CFO Certificate. The Agents shall have received the CFO Certificate required to be delivered pursuant to Section 8(p) on or before the date on which the delivery of such certificate is required pursuant to Section 8(p).

(h)	Approval for Listing; No Suspension. The Placement Shares shall have either been (i) approved for listing, subject to notice of issuance, on CBOE, or (ii) the Corporation shall have filed an application for listing of the Placement Shares on CBOE at or prior to the issuance of the Placement Notice. Trading in the Shares shall not have been suspended which such suspension continuing on CBOE.

(i)	Other Materials. On each date on which the Corporation is required to deliver a certificate pursuant to Section 8(m), the Corporation shall have furnished to the Agents such appropriate further information, certificates and documents as the Agents may reasonably request.

(j)	Securities Filings Made. All filings required by the Qualifying Authorities to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Securities Laws.

12.	Indemnification and Contribution

(a)	The Corporation (the "Indemnifying Party") agrees to indemnify and hold harmless each of the Agents, their respective subsidiaries and Affiliates and each of their respective directors, officers, employees, partners, agents, shareholders, each other person, if any, controlling such Agent or any of its/their respective subsidiaries and Affiliates (collectively, the "Indemnified Parties" and individually, an "Indemnified Party"), from and against any and all losses (other than lost profits), expenses, claims (including shareholder actions, derivative or otherwise), actions, damages and liabilities, joint or several, including without limitation the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel (collectively, the "Losses") that may be suffered by, incurred by, imposed upon or asserted against an Indemnified Party as a result of, in respect of, connected with or arising out of any action, suit, proceeding, investigation or claim that may be made or threatened by any person or in enforcing this indemnity (collectively the "Claims") insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the engagement of the Agents hereunder, whether performed before or after the Indemnifying Party’s execution of this Agreement. The Indemnifying Party agrees to waive any right the Indemnifying Party may have of first requiring an Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity. The Indemnifying Party also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Indemnifying Party or any person asserting Claims on behalf of or in right of the Indemnifying Party for or in connection with the engagement of the Agents hereunder (whether performed before or after the Indemnifying Party’s execution of this Agreement). The Indemnifying Party will not, without the prior written consent of the applicable Indemnified Party settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Claim in respect of which indemnification may be sought under this indemnity (whether or not any Indemnified Party is a party to such Claim) unless the Indemnifying Party has acknowledged in writing that the Indemnified Parties are entitled to be indemnified in respect of such Claim and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Claim without any admission of negligence, misconduct, liability or responsibility by or on behalf of any Indemnified Party.

(b)	Promptly after receiving notice of a Claim against an Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnifying Party, such Indemnified Party will notify the Indemnifying Party in writing of the particulars thereof, provided that the omission to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to any Indemnified Party, except and only to the extent that any such delay in or failure to give notice as required prejudices the defense of such Claim or results in any material increase in the liability which the Indemnifying Party has under this indemnity.

(c)	The Indemnifying Party shall have fourteen (14) days after receipt of the notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of the Claim. If an Indemnifying Party undertakes, conducts or controls the settlement or defense of the Claim, the relevant Indemnified Parties shall have the right to participate in the settlement or defense of the Claim.

(d)	An Indemnified Party may retain counsel to separately represent it in the defense of a Claim, which shall be at the Indemnifying Party’s expense if (i) the Indemnifying Party does not promptly assume the defense of the Claim no later than fourteen (14) days after receiving actual notice of the Claim (as set forth above), (ii) the Indemnifying Party agrees to separate representation, or (iii) the Indemnified Party is advised by counsel that there is an actual or potential conflict in the Indemnifying Party’s and the Indemnified Party’s respective interests or additional defenses are available to the Indemnified Party which makes representation by the same counsel inappropriate; provided that the Indemnifying Party shall only be responsible for the fees and expenses of one law firm representing the Indemnified Parties.

(e)	The foregoing indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable has determined that such Losses to which the Indemnified Party may be subject were caused solely by the gross negligence, fraud, intentional fault or willful misconduct of the Indemnified Party.

(f)	To the extent the indemnification provided for in Section 12(a) is unavailable to an Indemnified Party or insufficient to hold such Indemnified Party harmless in respect of a Claim, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Claims in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and the Indemnified Party or parties on the other hand from the distribution of the Placement Shares but also the relative fault of the Corporation on the one hand and of the Indemnified Party or parties on the other hand in connection with the Claim, as well as any other relevant equitable considerations.

(g)	The Corporation and the Agents agree that it would not be just or equitable if contribution pursuant to this Section 12 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 12(f). The amount paid or payable by an Indemnified Party as a result of the Losses referred to in Section 12(f) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Claim. Notwithstanding the provisions of this Section 12, the Agents shall not be required to contribute any amount in excess of the Placement Fees or any portion thereof actually received by the applicable Agent. The remedies provided for in this Section 12 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

(h)	The indemnity and contribution provisions contained in this Section 12 and the representations, warranties, covenants and other statements of the Corporation contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Agents, and any of its directors, officers, employees, representatives or agents, any Person controlling the Agents, or any Affiliate of the Agents, or by or on behalf of the Corporation, its officers or directors or any Person controlling the Corporation and (iii) acceptance of and payment for any of the Placement Shares.

(i)	The Indemnifying Party hereby acknowledges and agrees that, with respect to this Section 12, each Agent is contracting on its own behalf and as agent for its Affiliates, directors, officers, employees, representatives and agents and their respective affiliates, directors, officers, employees, representatives, and agents (collectively, the "Beneficiaries"). In this regard, such Agent will act as trustee for its Beneficiaries of the covenants of the Indemnifying Party under this Section 12 with respect to the Beneficiaries and accepts these trusts and will hold and enforce those covenants on behalf of the Beneficiaries.

13.	Representations and Agreements to Survive

(a)	All representations, warranties, covenants and agreements of the Corporation herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agents (or any of their respective officers, directors or controlling Persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

14.	Termination

(a)	Unless previously terminated pursuant to this Section 14, this Agreement shall automatically terminate upon the earlier of (i) June 16, 2026 and (ii) the issuance and sale of all of the Placement Shares through the Agent.

(b)	The Corporation shall have the right to terminate this Agreement in its sole discretion at any time after the date of this Agreement by giving ten (10) days' written notice as hereinafter specified.

(c)	Each Agent shall have the right to terminate its obligations under this Agreement solely with respect to such Agent in its sole discretion at any time after the date of this Agreement by giving ten (10) days' written notice as hereinafter specified.

(d)	Each Agent shall be entitled to terminate its obligations under this Agreement, solely with respect to such Agent, at any time if:

(i)	the due diligence investigations performed by such Agent or its representatives reveal any material information or fact, which, in the opinion of such Agent, acting reasonably, is materially adverse to the Corporation, the Subsidiaries, or the Corporation's or the Subsidiaries' business, or materially adversely affects the price or value of the securities of the Corporation;

(ii)	there is a Material Change or a change in a Material Fact or there should be discovered any previously undisclosed Material Fact required to be disclosed in the Prospectus or any amendment thereto, in each case, that has or would be expected to have, in the opinion of such Agent, acting reasonably, a significant adverse effect on the business or affairs of the Corporation, the market price or the value of the Shares or any other securities of the Corporation;

(iii)	there should develop, occur or come into effect or existence any event, action, state, condition (including without limitation, terrorism, pandemic or epidemic), accident, catastrophe, war or major financial occurrence of national or international consequence or a new or change in any law or regulation which in the opinion of such Agent, acting reasonably, significantly adversely affects or involves or may significantly adversely affect or involve the Canadian financial markets or the business, operations or affairs of the Corporation and the Subsidiaries, taken as a whole, or the market price or value of the Shares or any other securities of the Corporation;

(iv)	any inquiry, action, suit, proceeding or investigation (whether formal or informal) is commenced, announced or threatened in relation to the Corporation, the Subsidiaries or any one of the officers or directors of the Corporation or the Subsidiaries or any of its principal shareholders where wrong-doing is alleged, or any order is made by any Governmental Authority including, without limitation, CBOE and the Qualifying Authorities which involves a finding of wrongdoing and which, in the opinion of such Agent, acting reasonably, significant adversely affects or involves or may significant adversely affect or involve, the business, operations or affairs of the Corporation and the Subsidiaries, taken as a whole, or the market price or value of the Shares or any other securities of the Corporation;

(v)	any order, action or proceeding which cease trades or otherwise operates to prevent or restrict the trading of the Shares or any other securities of the Corporation is made or threatened by any Qualifying Authority; or

(vi)	the Corporation is in breach of any material term, condition or covenant of this Agreement, or any representation or warranty given by the Corporation in this Agreement becomes or is false in any material respect.

(e)	Any termination shall be without liability of any party to any other party except that the provisions of Section 8(g), Section 12, Section 13, Section 14(f), Section 16, Section 19, Section 20 and Section 21 hereof shall remain in full force and effect notwithstanding such termination.

(f)	Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agents or the Corporation, as the case may be. Notwithstanding the foregoing, if such termination shall occur prior to the Settlement Date for any sale of Placement Shares, then termination shall be effective on such Settlement Date and such Placement Shares shall settle in accordance with the provisions of this Agreement.

(g)	In the event that the Corporation terminates this Agreement, as permitted under Section 14(b), the Corporation shall be under no continuing obligation, either pursuant to this Agreement or otherwise to utilize the services of the Agents in connection with any sale of securities of the Corporation or to pay any compensation to the Agents other than compensation with respect to sales of Placement Shares subscribed on or before the termination date and the Corporation shall be free to engage other placement agents and underwriters from and after the termination date with no continuing obligation to the Agents.

15.	Notices

(a)	All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and if sent to the Agents, shall be delivered to:

ATB Securities Inc.

66 Wellington Street West, Suite 3530

Toronto, ON M5K 1A1

Attention:	Yarik Zakrevsky
Email:	[redacted – personal information]

Canaccord Genuity Corp.

40 Temperance Street, Suite 2100

Toronto, Ontario M5H 0B4

Attention:	Steve Winokur
Email:	[redacted – personal information]

With a copy to:

Mintz LLP

200 Bay St, South Tower, Suite 2800

Toronto , Ontario M5J 2J3

Attention:	Eric Foster
Email:	elfoster@mintz.com

or if sent to the Corporation, shall be delivered to:

Glass House Brands Inc.

3645 Long Beach Blvd., Long Beach,

California, 90807, United States of America

Attention:	Kyle D. Kazan, Chief Executive Officer
Email:	[redacted – personal information]

With a copy to:

Bennett Jones LLP

3400 One First Canadian Place

Toronto, Ontario

M5X 1A4 Canada

Attention:	Aaron E. Sonshine
Email:	sonshinea@bennettjones.com

Each party to this Agreement may change such address for notices by sending to the other party to this

Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by e-mail on or before 5:00 p.m., Eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier, (iii) on the Business Day actually received if deposited in the mail (certified or registered mail, return receipt requested, postage prepaid), and (iv) if sent by email, on the Business Day on which receipt is confirmed by the individual to whom the notice is sent, other than via auto-reply.

16.	Consent to Jurisdiction

(a)	The Corporation irrevocably (i) agrees that any legal suit, action or proceeding against the Corporation brought by the Agents or by any Person who controls the Agents arising out of or based upon this Agreement or the transactions contemplated thereby may be instituted in any Ontario court; (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. To the extent that the Corporation has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under the above-referenced documents, to the extent permitted by Law. The provisions of this Section 16 shall survive any termination of this Agreement.

17.	Successors and Assigns

(a)	This Agreement shall inure to the benefit of and be binding upon the Corporation and the Agents and their respective successors and the Affiliates, controlling persons, officers and directors referred to in Section 12. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

18.	Adjustments for Share Splits

(a)	The parties acknowledge and agree that all share related numbers contained in this Agreement shall be adjusted to take into account any share split, share consolidation, share dividend or similar corporate event effected with respect to the Shares.

19.	Entire Agreement; Amendment; Severability

(a)	Other than the letter agreement entered into between the Corporation and the Agents dated the date hereof, this Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof, including the Engagement Letter (other than the terms and provisions thereof that expressly survive the entering into of this Agreement, completion of the Offering or termination of such agreement pursuant to the terms thereof or as stated herein). Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Corporation and the Agents. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

20.	Applicable Law

(a)	This Agreement and any claim, controversy or dispute relative to or arising out of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

21.	Waiver of Jury Trial

(a)	The Corporation and the Agents hereby irrevocably waive any right either may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

22.	Absence of Fiduciary Duties

(a)	The parties acknowledge that they are sophisticated in business and financial matters and that each of them is solely responsible for making its own independent investigation and analysis of the transactions contemplated by this Agreement. They further acknowledge that the Agents have not been engaged by the Corporation to provide, and has not provided, financial advisory services in connection with the terms of the Offering nor have the Agents assumed at any time a fiduciary relationship to the Corporation in connection with such Offering. The Corporation hereby waives, to the fullest extent permitted by law, any claims it may have against the Agents for breach of fiduciary duty or alleged breach of fiduciary duty and agrees the Agents shall have no liability (whether direct or indirect) to the Corporation in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of the Corporation, including shareholders, employees or creditors of Corporation.

23.	Confidentiality

(a)	Each Agent agrees, severally and not jointly, to keep confidential all Confidential Information received from the Corporation and shall not, without the prior written approval of the Corporation in its sole discretion, disclose such Confidential Information except (i) to Representatives (as defined herein) of such Agent; (ii) as may be required by law, rule or regulation of any Governmental Authority including, without limitation, any deposition, interrogation, request for information or documents, subpoena, civil investigative or regulatory demand, securities commission rule or disclosure requirement of any applicable Law; or (iii) in connection with any legal or regulatory proceedings. If either Agent is requested or required by Law to disclose Confidential Information or as part of a legal or regulatory proceeding, the Agent shall, to the extent permitted by Law and reasonably practicable, provide the Corporation with prompt notice of such request so that the Corporation can take, at its sole cost and expense, whatever action it wishes to take in relation to the request. Each Agent undertakes, severally and not jointly, not to use any Confidential Information received from the Corporation for any other purpose, except in connection with (a) the Offering, (b) any matter arising under or in connection with this Agreement, or (c) any other transaction involving the Corporation or any of its Affiliates in respect of which the Agent or any of its Affiliates is acting as an underwriter, advisor (including, without limitation, investment banking services), consultant, other service provider or lender to the Corporation or any of its Affiliates. Notwithstanding the foregoing, the Agents will not be required to provide notice or take further action in respect of a disclosure of Confidential Information to regulatory authorities or self-regulatory organizations having authority over the Agents or their Representatives in connection with routine regulatory examinations that do not reference or are not targeted at the Corporation; provided that, in the event of such disclosure, such Agent will request confidential treatment for any information so disclosed. The obligations of the Agents in this Section 23 shall terminate twenty- four (24) months following the termination of this Agreement with respect to such Agent.

24.	Definitions

(a)	As used in this Agreement, the following terms have the respective meanings set forth below:

(b)	"Affiliate" has the meaning given thereto in the Business Corporations Act (Ontario);

(c)	"Agents' Counsel" means Mintz LLP, legal counsel to the Agents;

(d)	"Agents Report" has the meaning given thereto in Section 10(a);

(e)	"Agreement" has the meaning given thereto in the first paragraph of this agreement;

(f)	"Amendment Date" has the meaning given thereto in Section 8(a);

(g)	"Applicable Time" means, with respect to any Placement Shares, the time of sale of such Placement Shares pursuant to this Agreement;

(h)	"Auditors" means Macias Gini & O'Connell LLP, or such other firm of chartered professional accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation;

(i)	"Authorized Representative" has the meaning given thereto in Section 2(a);

(j)	"Base Prospectus" has the meaning given thereto in Section 6(a);

(k)	"Beneficiaries" has the meaning given thereto in Section 12(i);

(l)	"Business Day" means any day on which CBOE is open for business;

(m)	"Cannabis Laws" has the meaning given thereto in Section7(i);

(n)	"CBOE" means Cboe Canada;

(o)	"CFO Certificate" has the meaning given thereto in Section 8(p);

(p)	"CIRO" means the Canadian Investment Regulatory Organization (or any successor regulatory authority);

(q)	"Claims" has the meaning given thereto in Section 12(a);

(r)	"Comfort Letter" has the meaning given thereto in Section 8(o);

(s)	"Confidential Information" means all financial, operating, technical, and other information and materials concerning the Corporation, its directors and officers, or its assets and properties, including all analyses, compilations, records, data, reports, correspondence, memoranda, specifications, materials, applications, technical data, studies, derivative works, reproductions, copies, extracts, summaries or other documents containing or based upon, in whole or in part, any of the information listed above which is furnished to the Agents or to any of its directors, officers, and employees or to the Agents' accounting and legal advisors by the Corporation or any director, officer, employee, financial or accounting advisor, legal advisor, representative or other agent of the Corporation; provided that the term "Confidential Information" does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Agent not permitted this Agreement; (ii) was available to either Agent on a non-confidential basis prior to its disclosure to the Agent by the Corporation; (iii) becomes available to either Agent on a non-confidential basis from a source other than the Corporation, its Subsidiaries or Affiliates, provided that such source is not to the knowledge of the Agent bound by a confidentiality agreement with, or other confidentiality obligation to the Corporation; or (iv) is independently developed by either Agent without reference to any Confidential Information;

(t)	"Corporation Counsel" means the law firm of Bennett Jones LLP;

(u)	"Corporation Financial Information" has the meaning given thereto in Section 7(l);

(v)	"Designated News Release" has the meaning given thereto in Section 6(a);

(w)	"Directed Selling Efforts" means "directed selling efforts" as defined in Regulation S and, without limiting the foregoing, but for greater clarity, means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Placement Shares and includes, without limitation, the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of any of the Placement Shares;

(x)	"director” means a member of the board of directors or equivalent governing body of a corporate entity;

(y)	"Distribution Period" has the meaning given thereto in Section 8(b);

(z)	"Encumbrance" means any mortgage, charge, pledge, hypothecation, assignment, lien (contractual, statutory or otherwise), title retention agreement or arrangement, restrictive covenant, prior claim, trust (including any statutory, deemed or constructive trust), title defect, options to purchase, obligations to sell, pre-emptive rights, and restrictions, or adverse claim, security interest or other encumbrance of any nature, or any other arrangement or condition creating an interest in property which, in substance, secures payment or performance of an obligation;

(aa)	"Enforceability Qualifications" means (a) bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, (b) the application of equitable principles when equitable remedies are sought, including the remedies of specific performance and injunctive relief and the discretion of the appropriate court with respect thereto, (c) applicable Law limiting rights to indemnity, contribution, waiver, and the ability to sever unenforceable terms, and (d) limitations regarding the enforceability of contracts in technical violation of the U.S. Federal Cannabis Laws;

(bb)	"Engagement Letter" means the engagement letter dated September 18, 2024 between the Corporation and ATB Securities Inc. in respect of the Offering;

(cc)	"Environmental Law" has the meaning given thereto in Section 7(uu);

(dd)	"Exemption" means the exemption relief decision dated April 23, 2024 obtained by the Corporation from the Autorité des marchés financiers;

(ee)	"General Solicitation" or "General Advertising" means "general solicitation" and "general advertising", respectively, as used in Rule 502(c) of Regulation D, including, without limitation, any advertisement, article, notice or other communications published in any newspaper, magazine or similar media or broadcast over the internet, radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising or in any other manner involving a public offering within the meaning of Section 4(a)(2) of the U.S. Securities Act;

(ff)	"Governmental Authorities" or "Governmental Authority" means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other Law, regulation or rule-making entity (including, without limitation, any stock exchange, securities regulatory authority, central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances;

(gg)	"Governmental Licences" has the meaning given thereto in Section 7(h);

(hh)	"Incentive Plan" has the meaning given thereto in Section 7(yy);

(ii)	"Indemnified Party" and "Indemnifying Party" each has the meaning given thereto in Section 12(a);

(jj)	"Initial Comfort Letter" has the meaning given thereto in Section 8(o);

(kk)	"Intellectual Property" means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, performance or moral rights law, trade secret law, industrial design law, confidential information law trade-mark law, tradename law, passing off, unfair competition law or other similar laws, and includes legislation by competent governmental authorities and judicial decisions under common law or equity, and for greater certainty includes the right to file any applications, and the right to claim for the same the priority rights derived from any applications filed under any treaty, convention, or any domestic laws of a country in which a prior application is filed;

(ll)	"Investor Rights Agreement" means the investor rights agreement between the Corporation and certain shareholders of the Corporation dated April 8, 2021, as amended on June 18, 2021;

(mm)	"IT Systems" has the meaning given thereto in Section 7(rr);

(nn)	"knowledge of the Corporation" and similar phrases means the actual knowledge of Kyle D. Kazan, Chief Executive Officer of the Corporation, and Mark Vendetti, Chief Financial Officer of the Corporation, after making reasonable due inquiry of the appropriate officers or senior employees of the Corporation to inform themselves as to the relevant matters, but without any requirement to make any inquiries of third parties or Governmental Authorities or to perform any search of any public registry office or system;

(oo)	"Laws" means any and all applicable multinational, federal, provincial, state, territorial, municipal, local or other laws, including all statutes, common law, codes, ordinances, decrees, rules, regulations, municipal by-laws, including the Securities Laws, Environmental Laws, Cannabis Laws, and Money Laundering Laws, any judicial or administrative interpretation of the foregoing, any judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or policies or guidelines of (or issued by) any Governmental Authorities, or licences or permits binding on or affecting the Person referred to in the context in which the word is used;

(pp)	"Losses" has the meaning given thereto in Section 12(a);

(qq)	"Marketplace" has the meaning given thereto in Section 3(a);

(rr)	"Material Adverse Effect" means any effect, change, event or occurrence that alone or in conjunction with any other: (a) is or would reasonably be expected to be materially adverse to the results of operations, condition (financial or otherwise), business, assets, properties, capital, liabilities (contingent or otherwise), cash flow, income or business operations of the Corporation and the Subsidiaries, taken as a whole; (b) would result in the Prospectus or any amendments thereto containing a misrepresentation; or (c) would have a material adverse effect on the ability of the Corporation to perform its obligations under and consummate the transactions contemplated by this Agreement;

(ss)	"Material Agreement" means any mortgage (or other form of material indebtedness), note, indenture, contract, agreement, instrument, lease or other document to which the Corporation or any of the Subsidiaries is a party and which is material to the Corporation or any of the Subsidiaries or by which a material portion of the assets of the Corporation or any of the Subsidiaries is bound;

(tt)	"Material Change" has the meaning given thereto under Securities Laws;

(uu)	"Material Fact" has the meaning given thereto under Securities Laws;

(vv)	"Material Subsidiaries" means MPB Acquisition Corp., GHB Usub, LLC and GH Group, Inc.;

(ww)	"misrepresentation" has the meaning given thereto under Securities Laws;

(xx)	"Money Laundering Laws" has the meaning given to such term is Section 7(z);

(yy)	"Multiple Voting Shares" means the multiple voting shares in the capital of the Corporation;

(zz)	"Net Proceeds" has the meaning given thereto in Section 5(a);

(aaa)	"NI 21-101" means National Instrument 21-101 — Marketplace Operations;

(bbb)	"NI 44-101" means National Instrument 44-101 — Short Form Prospectus Distributions;

(ccc)	"NI 44-102" means National Instrument 44-102 — Shelf Distributions;

(ddd)	"NI 33-105" means National Instrument – Underwriting Conflicts;

(eee)	"NI 51-102" means National Instrument – Continuous Disclosure Obligations;

(fff)	"No Trade Period" has the meaning given thereto in Section 4(b);

(ggg)	"Offering" has the meaning given thereto in Section 1;

(hhh)	"Order" has the meaning given thereto in Section 8(b);

(iii)	"OSC" has the meaning given thereto in Section 6(a);

(jjj)	"Person" means any individual, general partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), joint stock company, association, trust, trust company, bank, pension company, trustee, executor, administrator or other legal personal representative, regulatory body or agency, governmental authority or other organization or entity, whether or not a legal entity, however designated or constituted;

(kkk)	"Personal Data" has the meaning given thereto in Section 7(rr);

(lll)	"Placement" has the meaning given thereto in Section 2(a);

(mmm)	"Placement Fee" has the meaning given thereto in Section 2(b);

(nnn)	"Placement Notice" has the meaning given thereto in Section 2(a);

(ooo)	"Placement Shares" has the meaning given thereto in Section 2(a);

(ppp)	"Preferred Shares" means the preferred shares in the capital of the Corporation;

(qqq)	"Prospectus" means the Prospectus Supplement (and any additional prospectus supplement prepared in accordance with the provisions of this Agreement and filed with the Qualifying Authorities in accordance with Securities Laws) together with the Base Prospectus;

(rrr)	"Prospectus Supplement" has the meaning given thereto in Section 6(b);

(sss)	"Public Record" means all documents incorporated by reference in the Prospectus and all information filed by or on behalf of the Corporation with the Qualifying Authorities after June 29, 2021, in compliance, or intended compliance, with Securities Laws;

(ttt)	"Qualifying Authorities" means the securities commission or similar regulatory authority in each of the provinces and territories of Canada;

(uuu)	"Qualifying Jurisdictions" means each of the provinces and territories of Canada;

(vvv)	"Receipt" has the meaning given thereto in Section 6(a);

(www)	"Regulation D" means Regulation D under the U.S. Securities Act;

(xxx)	"Regulation S" means Regulation S under the U.S. Securities Act;

(yyy)	"Representation Date" has the meaning given thereto in Section 8(m);

(zzz)	"Securities Laws" means all applicable securities laws and the applicable rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the Qualifying Authorities in each of the Qualifying Jurisdictions, as modified by the Exemption;

(aaaa)	"SEDAR+" means the System for Electronic Document Analysis and Retrieval+;

(bbbb)	"Settlement Date" has the meaning given thereto in Section 5(a);

(cccc)	"Shares" has the meaning given thereto in the first paragraph of this Agreement;

(dddd)	"Shelf Procedures" means NI 44-101 and NI 44-102;

(eeee)	"Shelf Securities" has the meaning given thereto in Section 6(a);

(ffff)	"Subsidiary" or "Subsidiaries" has the meaning given thereto in Section 7(d);

(gggg)	"Suspension Notice" has the meaning given thereto in Section 4(a);

(hhhh)	"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder;

(iiii)	"Trading Day" means any day on which CBOE is open for trading;

(jjjj)	"Transfer Agent" means Odyssey Trust Company in its capacity as transfer agent and registrar of the Shares at its principal office in the City of Toronto;

(kkkk)	"U.S. Federal Cannabis Laws" has the meaning given thereto in Section 7(f);

(llll)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended; and

(mmmm)	"U.S. GAAP" means generally accepted accounting principles in the United States of America.

25.          Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by electronic transmission.

[Remainder of page left intentionally blank.]

EXECUTION VERSION

If the foregoing accurately reflects your understanding and agreement with respect to the matters described herein please indicate your agreement by countersigning this Agreement in the space provided below.

Yours very truly,

ATB SECURITIES INC.

By:	(signed) "Yarik Zakrevsky"
Name: Yarik Zakrevsky
Title: Managing Director

CANACCORD GENUITY CORP.

By:	(signed) "Steve Winokur"
Name: Steve Winokur
Title: Managing Director

ACCEPTED as of the date first-above written:

GLASS HOUSE BRANDS INC.

By:	(signed) "Kyle D. Kazan"
Name: Kyle D. Kazan
Title: Chief Executive Officer

SCHEDULE 1

AUTHORIZED REPRESENTATIVES

The Authorized Representatives of the Corporation are as follows:

Name and Office/Title	E-mail Address	Telephone Number
Kyle D. Kazan
Chief Executive Officer	[redacted – personal information]	[redacted – personal information]

Mark Vendetti
Chief Financial Officer	[redacted – personal information]	[redacted – personal information]

Benjamin Vega
General Counsel	[redacted – personal information]	[redacted – personal information]

John Brebeck
Vice President, Investor Relations	[redacted – personal information]	[redacted – personal information]

The Authorized Representatives of ATB Securities Inc. are as follows:

Name and Office/Title	E-mail Address	Telephone Number
Yarik Zakrevsky	[redacted – personal information]	[redacted – personal information]
Managing Director

The Authorized Representatives of Canaccord Genuity Corp. are as follows:

Name and Office/Title	E-mail Address	Telephone Number
Steve Winokur
Managing Director, Global Head	[redacted – personal information]	[redacted – personal information]
of Cannabis

Ron Sedran
Managing Director, Equity	[redacted – personal information]	[redacted – personal information]
Capital Markets

SCHEDULE 2

FORM OF PLACEMENT NOTICE

From: Glass House Brands Inc.

To:	[ATB Securities Inc. / Canaccord Genuity Corp.]
Attention:
[email]

Date:	●, 20●

Subject:	Placement Notice No. ●

Reference is made to the Equity Distribution Agreement dated November 13, 2024 (the "Equity Distribution Agreement") among Glass House Brands Inc. (the "Corporation") and ATB Securities Inc. and Canaccord Genuity Corp. (collectively, the "Agents"). Unless otherwise defined herein, all capitalized terms referred to in this Placement Notice shall have the meanings attributed to them in the Equity Distribution Agreement.

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement, the undersigned hereby requests, as a duly appointed Authorized Representative of the Corporation, that the Agent sell Placement Shares, as agent of the Corporation, in accordance with the following trading instructions (if any of the following trading instructions are not applicable, specify "N/A"):

Number of Placement Shares to be sold

Minimum price per Placement Share to be sold US$

Maximum number of Placement Shares that may be sold on any one Trading Day

First permitted Trading Day of trading

Last permitted Trading Day of trading

Other trading instructions:

This Placement Notice is effective upon delivery hereof to the applicable Agent in accordance with the terms of the Equity Distribution Agreement until such time as provided in the Equity Distribution Agreement.

This Placement Notice shall not contain any parameters that conflict with the provisions of the Equity Distribution Agreement. In the event of a conflict between the terms of the Equity Distribution Agreement and the terms of this Placement Notice with respect to an issuance and sale of Placement Shares, the terms of the Equity Distribution Agreement shall prevail.

GLASS HOUSE BRANDS INC.

By:
Name:
Title:

EXHIBIT A

OFFICER'S CERTIFICATE

●, 20__

I, [name of executive officer], the [title of executive officer] of Glass House Brands Inc. (the "Corporation"), a corporation existing under the provincial laws of British Columbia, do hereby certify in such capacity and not in my personal capacity and without personal liability, on behalf of the Corporation pursuant to Section

8(m) of the Equity Distribution Agreement dated November 13, 2024 (the "Distribution Agreement")

between the Corporation, ATB Securities Inc. and Canaccord Genuity Corp., and without personal liability, that, to the best of my knowledge:

1.	Except as set forth in the Prospectus or in the Public Record, the representations and warranties of the Corporation in Section 7 of the Distribution Agreement are true and correct, in all material respects, on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

2.	The Corporation has complied with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Distribution Agreement at or prior to the date hereof.

Unless otherwise defined, all capitalized terms used herein, shall have the meanings ascribed thereto in the Distribution Agreement.

GLASS HOUSE BRANDS INC.

By:
Name:
Title:
Date:

EXHIBIT B

CERTIFICATE OF CHIEF FINANCIAL OFFICER

●, 20__

The undersigned, ●, Chief Financial Officer of Glass House Brands Inc., a corporation existing under the provincial laws of British Columbia (the " Corporation"), solely in his, her or its capacity as Chief Financial Officer of the Corporation and not in any individual capacity, does herby certify pursuant to Section 8(p) of the Equity Distribution Agreement (the "Equity Distribution Agreement") dated as of November 13, 2024, by and among the Corporation, ATB Securities Inc. and Canaccord Genuity Corp., as follows:

1.	I am the duly qualified and acting Chief Financial Officer of the Corporation and in such capacity, I am familiar with the Corporation's accounting records and internal control over financial reporting;

2.	I or members of the Corporation's staff who are responsible for the Corporation's financial or accounting matters have reviewed certain information included in the Prospectus, which information is circled on the pages attached hereto as ● (the "Financial Information"), and (the " Certified Information");

3.	I or members of the Corporation's staff who are responsible for the Corporation's financial or accounting matters have supervised the compilation of and reviewed the Financial Information and the Certified Information;

4.	the Financial Information (a) was prepared in good faith by the Corporation, (b) has been derived from internal accounting records of the Corporation, and (c) fairly presents in all material respects the matters which it purports to present. Nothing has come to my attention nor, to my knowledge, the attention of any other member of the Corporation's accounting staff, that would cause me to believe that (a) the Financial Information is inaccurate or misleading in any material respect, or (b) that the actual consolidated results of operations of the Corporation will differ from that presented in the Financial Information in any material respect; and

5.	the Certified Information (a) was prepared in good faith by the Corporation, (b) was prepared on the basis of reasonable assumptions, and (c) fairly presents in all material respects the matters which it purports to present. Nothing has come to my attention nor, to my knowledge, the attention of any other member of the Corporation's accounting staff, that would cause me to believe that the Certified Information is inaccurate or misleading in any material respect.

Unless otherwise defined herein, terms defined in the Equity Distribution Agreement and used herein shall have the meanings given to them in the Equity Distribution Agreement.

ANNEX A

MATTERS TO BE COVERED BY

INITIAL OPINION OF CORPORATION'S COUNSEL

1.	The Corporation is a valid and existing company under the laws of British Columbia and has the requisite corporate power and capacity to own or lease its properties and assets and to carry on its business as described in the Prospectus.

2.	MPB Acquisition Corp. is a validly existing corporation under the state laws of Nevada, and has the requisite corporate power and capacity to own or lease its properties and assets and to carry on its business.

3.	GH Group, Inc. is a validly existing corporation under the state laws of Delaware, and has the requisite corporate power and capacity to own or lease its properties and assets and to carry on its business.

4.	GHB Usub, LLC is a validly existing limited liability company under the state laws of Delaware, and has the requisite power and capacity to own or lease its properties and assets and to carry on its business.

5.	As to the authorized share capital of the Corporation and each of the Material Subsidiaries.

6.	The attributes of the Shares conform in all material respects to the descriptions thereof contained under the heading "Description of Capital Structure" in the Prospectus Supplement and " Description of Capital Structure" in the Base Prospectus.

7.	All necessary corporate action has been taken by the Corporation to authorize the execution and delivery of the Base Prospectus and the Prospectus Supplement and the filing of the Base Prospectus and the Prospectus Supplement with the Qualifying Authorities in each of the Qualifying Jurisdictions.

8.	The Corporation has the corporate power to enter into and deliver this Agreement and to perform its obligations hereunder and to carry out the transactions contemplated hereby, and this Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by applicable Law, delivered by the Corporation, and such Agreement constitutes a legal, valid and binding agreement of the Corporation and is enforceable against the Corporation in accordance with its terms under applicable Law.

9.	The execution and delivery of this Agreement, the performance by the Corporation of its obligations hereunder and the consummation of the transactions contemplated by this Agreement and the Prospectus Supplement, including the issuance, sale and delivery of the Shares, do not and will not conflict with, result in a breach of or create a state of facts which, whether with or without the giving of notice or lapse of time or both, will result in a breach or violation of any of the terms, conditions or provisions of: (i) the notice of articles, articles, or resolutions of the directors (or any committee thereof) of the Corporation; or (ii) to our knowledge, any judgment, decree, order, statute, rule or regulation of any Governmental Authority applicable to the Corporation.

10.	Subject to the filing of standard post-closing notices of distribution, all documents have been filed or delivered by the Corporation and all proceedings have been taken by the Corporation under Securities Laws to qualify the distribution of the Placement Shares and to permit the Placement Shares to be offered, sold and delivered, as contemplated by this Agreement in each of the Qualifying Jurisdictions by or through investment dealers or brokers duly and properly registered in an appropriate category of registration under Securities Laws who have complied with the relevant provisions of such Securities Laws and the terms of such registration.

11.	The Placement Shares to be delivered under this Agreement have been validly authorized and reserved for issuance and will, when issued pursuant to the terms of this Agreement, once the Corporation has received delivery of payment of the purchase price therefor, be validly issued as fully paid and non-assessable Shares.

12.	Subject to the qualifications, assumptions, limitations and understandings set out therein, the statements under the heading "Eligibility for Investment" in the Prospectus Supplement accurately summarize the matters described therein.

13.	Odyssey Trust Company, at its principal office in Vancouver, British Columbia, has been duly appointed as the transfer agent and registrar for the common shares of the Corporation.